Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

COLLABORATION AND LICENSE AGREEMENT

by and between

Rigel Pharmaceuticals, Inc.,

and

KISSEI PHARMACEUTICAL CO., LTD.

September 3, 2024

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (this “Agreement”) is entered into as of September 3, 2024 (the “Effective Date”), by and between Rigel Pharmaceuticals, Inc., a Delaware company having an address at 611 Gateway Boulevard, Suite 900, South San Francisco, CA 94080, USA (“Rigel”) and Kissei Pharmaceutical Co. Ltd., a Japanese company having an address at 19-48 Yoshino, Matsumoto, Nagano 399-8710, Japan (“Kissei”).  Rigel and Kissei may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Rigel is a biopharmaceutical company that conducts research, development, manufacturing and commercialization of pharmaceutical products in the U.S.;

WHEREAS, Rigel has entered into a worldwide exclusive license with respect to Olutasidenib (also known as REZLIDHIA® in the U.S.) under that certain License and Transition Services Agreement between Rigel and Forma Therapeutics, Inc. (now Novo Nordisk) dated July 27, 2022 (“Rigel-Forma Agreement”);

WHEREAS, Olutasidenib has been approved by the FDA for the treatment of adult patients with relapsed or refractory acute myeloid leukemia with a susceptible isocitrate dehydrogenase-1 mutation as detected by an FDA-approved test;

WHEREAS, Kissei is a pharmaceutical company possessing substantial resources and expertise in the development and commercialization of pharmaceutical products; and

WHEREAS, Kissei desires to obtain, and Rigel is willing to grant, an exclusive sublicense under the Rigel-Forma License Agreement to Develop and Commercialize the Product in the Field in Japan, Republic of Korea and Taiwan (defined as the “Kissei Territory” below), subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties hereby agree as follows:

1.	DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1“Active Ingredient” means a component in a pharmaceutical product that provides pharmacological activity in the mitigation or treatment of a disease or condition.  Formulation components of a pharmaceutical product, such as coatings, stabilizers, excipients or solvents, adjuvants, controlled release technologies, and drug delivery vehicles, shall not be deemed to be Active Ingredients.
1.2“Additional Commercial Milestone Payments” has the meaning set forth in Section 8.5.2.
1.3“Additional Development Milestone Payments” has the meaning set forth in Section 8.5.1.
1.4“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, but for only so long as such control exists.  As used in this definition, “control” means: (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity.
1.5“Agreement” has the meaning set forth in the Preamble.
1.6“AML” means acute myeloid leukemia.
1.7“ANS” has the meaning set forth in Section 8.4.2(a).
1.8“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.
1.9“Anti-Corruption Laws” means any law or regulation in a U.S. or any non U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act 2010, as amended.
1.10“Approved NDA” means any FDA-approved NDA for the Product in the Initial Indication in the U.S.
1.11“Auditor” has the meaning set forth in Section 8.8.
1.12“Base Percent” has the meaning set forth in Section 8.4.1(b).
1.13“Business Day” means a day on which banking institutions in San Francisco, California and in Tokyo, Japan are open for business, excluding any Saturday or Sunday.
1.14“Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of each calendar year, provided that: (a) the first Calendar Quarter of the Term shall begin on the Effective Date and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of the Term shall end on the last day of the Term; and (b) the first Calendar Quarter of a Commercialization Term for a Product shall begin on the First Commercial Sale of such Product in such country and end on the first to occur of March 31, June 30, September 30 or December 31 thereafter and the last Calendar Quarter of a Commercialization Term for a Product shall end on the last day of such Commercialization Term.
1.15“Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31, provided that: (a) the first Calendar Year of the Term shall begin on the Effective Date and end on the first December 31 thereafter and the last Calendar Year of the Term shall end on the last day of the Term; and (b) the first Calendar Year of a Commercialization Term for a Product shall begin on the First Commercial Sale of such Product in such country and end on the first December 31 thereafter and the last Calendar Year of a Commercialization Term for a Product shall end on the last day of such Commercialization Term.
1.16“CDx Company” has the meaning set forth in Section 4.1.3.
1.17“CDx Company Agreement” has the meaning set forth in Section 4.1.3.
1.18“Claim” has the meaning set forth in Section 11.3.
1.19“Complementary Product” means any proprietary (i.e., not generic) product or compound, other than Olutasidenib or the Product, that is **.
1.20“Compound Invention” has the meaning set forth in Section 9.1.2(b).
1.21“Clinical Study” or “Clinical Studies” means any human clinical study of a Product.
1.22“CMC” means chemistry, manufacturing and controls.
1.23“CMC Data” means any data included in the “Chemistry, Manufacturing and Controls” portion of a Regulatory Filing or in any supporting development reports thereto, in each case, with respect to any Product in any country in the world.
1.24“Combination Product” means a product that includes a Product and at least one (1) additional Active Ingredient other than Olutasidenib that is either co-formulated or co-packaged with the Product and sold together for a single price.
1.25“Commercial Activities Country” has the meaning set forth in Section 8.5.2.
1.26“Commercial Activities Notice” has the meaning set forth in Section 8.5.2.
1.27“Commercial Milestone Negotiation Period” has the meaning set forth in Section 8.5.2.
1.28“Commercialization Plan” has the meaning set forth in Section 6.2.

1.29“Commercialization Term” means, on a Product-by-Product and country-by-country basis, the period commencing on the First Commercial Sale of such Product in such country and ending on the latest of (a) the expiration of the last-to-expire Valid Claim of the Rigel Patents and Joint Patents covering such Product in such country, including its composition, method of manufacture, or method of use, (b) the expiration of Regulatory Exclusivity for such Product in such country, and (c) ten (10) years after the First Commercial Sale of such Product in such country.
1.30“Commercialization” or “Commercialize” means the marketing, promotion, sale (and offer for sale or contract to sell), distribution, importation or other commercial exploitation (including Pricing and Reimbursement Approvals activities) for a Product in the Kissei Territory.  For clarity, Commercialization does not include Manufacturing.
1.31“Commercially Reasonable Efforts” means, with respect to a Party’s obligations that relate to the achievement of an objective related to a Product, at any given time as the case may be, those diligent good faith efforts, expertise and resources used by a similarly situated entity in the pharmaceutical industry having similar resources and expertise as such Party, for such similar entity’s own products ** of a similar modality with similar commercial potential at a similar stage in their lifecycle **, taking into consideration the proprietary position, strength and duration of patent protection and anticipated market exclusivity, competitive market conditions, profitability, and financial return **, issues of safety and efficacy, product profile, difficulty in developing or manufacturing, the regulatory requirements involved; and all other relevant legal, scientific, technical, operational and commercial factors.
1.32“Companion Diagnostic” means a companion diagnostic test that detects the presence of a mutation in IDH1.
1.33“Companion Diagnostic Right of Reference” is defined in Section 5.3.1.
1.34“Competing Product” means any compound or product, other than Olutasidenib or the Product, that **.
1.35“Competing Program” has the meaning set forth in Section 2.9.1.
1.36“Confidential Information” means any and all confidential or proprietary information and data, including Rigel Technology and Joint Technology, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.  Rigel Technology and Rigel Data and Compound Inventions are the Confidential Information of Rigel.  Joint Technology and the terms of this Agreement are the Confidential Information of both Parties.
1.37“Control”, “Controls” or “Controlled by” means, with respect to any intellectual property right (including any Patent or Know-How), the possession of (whether by ownership or license, other than pursuant to this Agreement) the ability of a Person or its Affiliates to assign, transfer, or grant access to, or to grant a license or sublicense of, such right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Person would be required hereunder to assign, transfer or grant another Person such access or license or sublicense. Notwithstanding the foregoing, with respect to any Patent, Know-How, Regulatory Approvals or other intellectual property right (a)  acquired or in-licensed by Rigel for which Rigel would be required to make payments to any Third Party in connection with the license or access granted to Kissei under this Agreement (“Rigel Third Party In-License”), such intellectual property shall be treated as “Controlled” by Rigel to the extent that, and only to the extent that and for so long as, Kissei agrees and does promptly pay to Rigel all such applicable payments to Rigel arising out of the grant and exercise of the license to Kissei hereunder as further described in Section 2.1.4,  or (b) of an acquirer of a Party, such Patent, Know-How, Regulatory Approvals or other intellectual property shall not be “Controlled” by such Party.
1.38“Cost of Goods” means, with respect to the Product, the fully burdened cost to manufacture and supply such Product, which means: (a) in the case of **; and (b) in the case of **.
1.39“Cover”, “Covers” or “Covered” means, as to a compound or product and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the using, selling, offering for sale or importation of such compound or product would infringe any claim of such Patent.

1.40“CTN” means the Clinical Study Notification filed with the PMDA which is required to commence human clinical trials of a pharmaceutically active agent in humans in Japan.
1.41“Data” means any and all scientific, technical, test, marketing, or sales data pertaining to any Product that is generated by or on behalf of Rigel, Kissei, and their respective Affiliates and sublicensees, including research data, clinical pharmacology data, pre-clinical data, clinical data, clinical study reports, or submissions made in association with an IND, CTN, or MAA with respect to any Product.
1.42“Development,” “Developing” or “Develop” means, with respect to Products, the pre-clinical and clinical development activities conducted before or after obtaining Regulatory Approval that are reasonably related to or leading to the development, preparation and submission of data and information to a Regulatory Authority for the purpose of obtaining, supporting, maintaining, or expanding a Regulatory Approval, including but not limited to all activities related to pharmacokinetic profiling, design and conduct of pre-clinical development, non-clinical development, pre-clinical studies, in vitro studies, CMC, Clinical Studies, other studies and scientific activities ordinarily conducted in the pharmaceutical industry in the Kissei Territory or the Rigel Territory, as applicable and as a prerequisite to or in connection with a Clinical Study, regulatory affairs, statistical analysis, report writing and Regulatory Filing creation and submission, including (a) fulfilling Post-Approval Commitments and (b) conducting studies that will result in an amendment or supplement to the NDA, including the indication(s) included in the product labelling for the Product.
1.43“Development Costs” means the costs incurred by a Party or for its account or by the Parties jointly, during the Term and pursuant to this Agreement, that are specifically directed (or reasonably allocable) to the Development of a Product.  The Development Costs shall include ** and **.
1.44“Development Activities Country” has the meaning set forth in Section 8.5.1.
1.45“Development Activities Notice” has the meaning set forth in Section 8.5.1.
1.46“Development Milestone Negotiation Period” has the meaning set forth in Section 8.5.1.
1.47“Development Plan” has the meaning set forth in Section 4.3.
1.48“Effective Date” has the meaning set forth in the Preamble.
1.49“ENS” has the meaning set forth in Section 8.4.2.
1.50“Executive Officers” means the ** of Rigel and the ** of Kissei, who have valid and sufficient authority.
1.51“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.
1.52“Extended Commercialization Term” means the period commencing on the expiration of the Commercialization Term and extending for the period of time during which Rigel continues to supply to Kissei the Product under the Supply Agreement.
1.53“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.
1.54“FD&C Act” means the Federal Food, Drug, and Cosmetic Act, as amended, and any regulations promulgated by the FDA thereunder.
1.55“FDA” means the U.S. Food and Drug Administration and any successor Regulatory Authority having substantially the same function.
1.56“Field” means all human diseases.

1.57“First Commercial Sale” means, with respect to a country, the first sale for end use or consumption of a Product in such country that results in a Net Sale after all Regulatory Approvals legally required for such sale have been granted by the Regulatory Authority of such country.
1.58“FTE” means the equivalent of a full-time individual’s work for a twelve (12) month period (consisting of a total of ** per year of dedicated effort).  Any person who devotes more or less than ** per year on the applicable activities shall be treated as an FTE on a pro-rata basis, based upon the actual number of hours worked by such person on such activities, divided by **.  For clarity, the hours spent by temporary workers and contractors on applicable activities may be treated as FTE on a pro-rata basis.
1.59“FTE Rate” means an initial rate of (a) with respect to Rigel’s personnel, ** per FTE per year and (b) with respect to Kissei’s personnel, **.  Thereafter, the FTE Rate shall be changed annually on a Calendar Year basis to reflect any year-to-year percentage increase or decrease (as the case may be) (x) with respect to Rigel, in the **, and (y) with respect to Kissei, in the ** (both changes based on the change from the most recent applicable index available as of the Effective Date to the most recent applicable index available as of the date of the calculation of such revised FTE Rate).
1.60“GAAP” means generally accepted accounting principles as practiced in the U.S., consistently applied.
1.61“GCP” or “Good Clinical Practices” means the  then-current good clinical practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses and reporting of clinical trials to assure that clinical trial results are credible and accurate and to protect the rights, integrity, and confidentiality of clinical trial subjects, including, as applicable, the U.S. regulations set forth in 21 C.F.R. Parts 50 (“Protection of Human Subjects”), 54 (“Financial Disclosure by Clinical Investigators”), 56 (“Institutional Review Boards”), and 312 (“Investigational New Drug Application”), as may be amended from time to time, and analogous Laws or regulations administered or promulgated by applicable Regulatory Authorities in any other relevant country or jurisdiction, as may be amended from time to time and to the extent such standards are not less stringent than U.S. GCP standards.
1.62“Generic Product” means, with respect to a particular Product in a country or jurisdiction, a pharmaceutical product that is approved for use in such country or jurisdiction by a Regulatory Authority through a regulatory pathway referencing or relying on data and information in the Regulatory Approval for a Product, (including any such pharmaceutical product that has been approved for marketing in the U.S. pursuant to 21 U.S.C. § 505 (b)(2)), other than any Product that has been Developed under this Agreement by Kissei or any of its Affiliates or Sublicensees or Commercialized by Kissei or any of its Affiliates or Sublicensees in such country.
1.63“GLP” or “Good Laboratory Practices” means the then-current good laboratory practice standards for conducting nonclinical studies that are intended to support applications for Regulatory Approval, including, as applicable, the U.S. regulations set forth in 21 C.F.R. Part 58, and analogous Laws or regulations administered or promulgated by applicable Regulatory Authorities in any other relevant country or jurisdiction, to the extent such standards are not less stringent than U.S. GLP standards.
1.64“GMP” or “Good Manufacturing Practices” means the then-current good manufacturing practices that apply to the manufacturing, including clinical or commercial supply, of any Product or component thereof, including, as applicable, the U.S. regulations set forth in under Title 21 of the Code of Federal Regulations (C.F.R.), Parts 4, 210 and 211, as may be amended from time-to-time, and analogous Laws or regulations administered or promulgated by applicable Regulatory Authorities in any other relevant country or jurisdiction, as may be amended from time to time, and to the extent such standards are not less stringent than U.S. GMP standards.
1.65“Governmental Authority” means any applicable governmental authority, court, tribunal, arbitrator, agency, department, legislative body, commission or other instrumentality of (a) any government of any country or territory, (b) any nation, state, province, county, city or other political subdivision thereof or (c) any supranational body.
1.66“ICH” means the International Council for Harmonization (of Technical Requirements for Pharmaceuticals for Human Use).
1.67“IDH1” means isocitrate dehydrogenase 1.

1.68“IND” means an Investigational New Drug Application, as defined in the FD&C Act, together with any rules and regulations promulgated thereunder, or similar application or submission that is required to be filed with any Regulatory Authority anywhere in the world before beginning clinical testing of an investigational drug or biological product in human subjects, and in either case, any amendments or supplements thereto.
1.69“Indemnitee” has the meaning set forth in Section 11.3.
1.70“Indemnitor” has the meaning set forth in Section 11.3.
1.71“Indication” means a separate and distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or progression (including precursor conditions) as stated (or would be stated) in the package insert for a product in the Kissei Territory. For clarity, subpopulations of patients with a primary disease or condition, however stratified (including stratification by stages or progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, phenotype, or the presence or absence of biomarkers) shall not be deemed to be separate “Indications” for the purposes of this Agreement.
1.72“Inventions” means all inventions, whether or not patentable, discovered, made, conceived, or reduced to practice in the course of activities contemplated by this Agreement.
1.73“Initial Development Plan” has the meaning set forth in Section 4.3.
1.74“Initial Indication” means relapsed/refractory (R/R) AML.
1.75“Invent” means the act of invention by inventors, as determined in accordance with the patent laws of the U.S.
1.76“Joint Inventions” has the meaning set forth in Section 9.1.2(a).
1.77“Joint Know-How” means any Know-How that is discovered, made or developed jointly in connection with the activities undertaken under this Agreement by one or more employees of Rigel or its Affiliates (or a Third Party acting on any of their behalf) and one or more employees of Kissei, its Affiliates or any Sublicensees (or a Third Party acting on any of their behalf).
1.78“Joint Patents” means any Patent that is Invented jointly in connection with the activities undertaken under this Agreement by one or more employees of Rigel or its Affiliates (or a Third Party acting on any of their behalf) together with one or more employees of Kissei, its Affiliates or any Sublicensees (or a Third Party acting on any of their behalf).
1.79“Joint Technology” means Joint Know-How and Joint Patents.
1.80“Joint Steering Committee” or “JSC” means the Joint Steering Committee as more fully described in Section 3.1.
1.81“Kissei” has the meaning set forth in the Preamble.
1.82“Kissei Data” has the meaning set forth in Section 9.1.1.
1.83“Kissei Indemnitees” has the meaning set forth in Section 11.1.
1.84“Kissei Know-How” means Know-How Controlled by Kissei or its Affiliates on the Effective Date or during the Term that is necessary or reasonably useful to use, research, Develop, Manufacture or Commercialize Olutasidenib or the Products, but excluding Joint Know-How.
1.85“Kissei New Product Reimbursement” has the meaning set forth in Section 2.2.
1.86“Kissei Patents” means any Patent Controlled by Kissei or its Affiliates on the Effective Date or during the Term that is necessary or useful to use, research, Develop, Manufacture or Commercialize Olutasidenib or the Products, but excluding Joint Patents.
1.87“Kissei Product Mark” has the meaning set forth in Section 9.5.1.
1.88“Kissei Technology” means Kissei Know-How and Kissei Patents, including Kissei’s interest in the Joint Inventions and Joint Patents.

1.89“Kissei Territory” means Japan and, subject to Section 8.5, Republic of Korea and Taiwan.
1.90“Know-How” means all chemical or biological materials and other tangible materials, inventions, improvements, practices, discoveries, developments, data, information, regulatory materials including Regulatory Filings, Regulatory Data, technology, methods, protocols, formulas, knowledge, know-how, trade secrets, processes, assays, skills, experience, techniques and results of experimentation and testing, including pharmacological, toxicological, research, pre-clinical and clinical data and analytical and quality control data, in all cases, whether or not confidential, proprietary or patentable, in written, electronic or any other form now known or hereafter developed, including any physical embodiments of any of the foregoing; but excluding in any event any Patent.
1.91“Losses” has the meaning set forth in Section 11.1.
1.92“MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or jurisdiction.  For clarity, MAA does not include any application for Pricing and Reimbursement Approval.
1.93“MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a Product in the applicable country or jurisdiction, but excluding any Pricing and Reimbursement Approval.
1.94“Manufacturing” or “Manufacture” means, as applicable, all activities associated with the production, manufacture, process of formulating, processing, purifying, filling, finishing, packaging, labeling, shipping, importing, exporting and storage of Products, and any part or component thereof, including process development, process validation, stability testing, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control, testing and release.
1.95“Medical Affairs” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, the Product, including by way of example:  (a) activities of medical scientific liaisons who, among their other functions, may: (i) conduct service based medical activities including providing input and assistance with consultancy meetings, proposing investigators for clinical trials sponsored or co-sponsored by a Party or Affiliate, and providing input in the design of such trials and other research related activities; and/or (ii) deliver non-promotional communications and conduct non-promotional activities; (b) grants to support continuing medical education, symposia, or Third Party research related to the Product; (c) development, publication, and dissemination of publications relating to the Product; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email; (e) conducting advisory board meetings, international advisory board activities, or other consultant programs, including the engagement of key opinion leaders and health care professional in individual or group advisory and consulting arrangements; and (f) the evaluation of applications submitted to Kissei for support of investigator-initiated trials.
1.96“mIDH1” means mutant isocitrate dehydrogenase 1.
1.97“mIDH2” means mutant isocitrate dehydrogenase 2.
1.98“NDA” means a New Drug Application, as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or any analogous application or submission with any Regulatory Authority in a relevant country or jurisdiction outside of the U.S., and in either case, any amendments or supplements thereto.
1.99“New Product” means any compound or product that is a derivative of or new formulation of Olutasidenib as compared to the formulation of Olutasidenib in the Product as of the Effective Date.
1.100 “Net Sales” means, with respect to a Product, the aggregate gross invoiced sales prices from sales of all units of such Product sold by Kissei and its Related Parties to independent Third Parties in accordance with GAAP after deducting, if not previously deducted, from the amount invoiced or received:

(a)trade, quantity and cash discounts, credits or allowances actually given;

(b)allowances for returns or rejections (due to spoilage, damage, expiration of useful life or otherwise);

(c)freight and insurance, if separately identified on the invoice;

(d)Third Party rebates, chargebacks, hospital buying group/group purchasing organization administration fees or managed care organization rebates actually given and other similar administrative fees, rebates and allowances granted to any non-related party, including to Governmental Authorities, purchasers, reimbursors, customers, distributors and wholesalers;(e)value-added tax, sales, use or turnover taxes, excise taxes and customs duties assessed by Governmental Authorities on the sale of the Product;

(f)retroactive price reductions or billing corrections.

In the case of any sale or other disposal for value, such as barter or counter-trade, of a Product, or part thereof, other than in an arm’s length transaction exclusively for cash, Net Sales shall be calculated as above on the value of the non-cash consideration received or the fair market price (if higher) of such Product in the country of sale or disposal, as determined in accordance with GAAP.

For clarity, named-patient sales shall be included in “Net Sales”.

Notwithstanding the foregoing, the following shall not be included in Net Sales:  (i) sales between or among Kissei and its Related Parties (but Net Sales shall include sales to the first Third Party (other than a Sublicensee) by Kissei or its Related Parties); and (ii) samples of Product used to promote additional Net Sales, in amounts consistent with normal business practices of Kissei or its Related Parties where the Product is supplied without charge or at or below the actual manufacturing cost thereof (without allocation of indirect costs or any mark-up).

In the event that a Product is sold as a Combination Product, Net Sales, for the purposes of determining royalty payments on the Combination Product, means the aggregate gross invoiced sales prices from sales of all units of such Combination Product sold by a Party and its Related Parties to independent Third Parties in accordance with GAAP less the deductions set forth in clauses (a) – (f) above, multiplied by a proration factor that is determined as follows:

(A)If the Product and the other Active Ingredients in such Combination Product are both sold separately during the same or immediately preceding Calendar Quarter, then Net Sales for the Product shall be calculated by multiplying actual Net Sales of such Combination Product during such period by the fraction A/(A+B), where: “A” is the average gross invoiced sales price of the Product during such period when sold separately in the same formulation and dosage; and “B” is the average gross invoiced sales price of the Active Ingredients contained in the Combination Product during such period when sold separately in the same formulation and dosage.

(B)If the Product is sold separately during the same or immediately preceding Calendar Quarter in the same formulation and dosage as in the Combination Product, but the other Active Ingredients contained in the Combination Product are not sold separately during such period in the same formulation and dosage as in the Combination Product, then Net Sales for the Product shall be calculated by multiplying actual Net Sales of such Combination Product during such period by the fraction A/C, where “A” is the average gross invoiced sales price of the Product during such period when sold separately in the same formulation and dosage and “C” is the average gross invoiced sales price of the Combination Product during such period;

(C)If the Product is not sold separately during the same or immediately preceding Calendar Quarter in the same formulation and dosage as in the Combination Product, but the other Active Ingredients contained in the Combination Product are sold separately during such period in the same formulation and dosage as in the Combination Product, then Net Sales for the Product shall be calculated by multiplying actual Net Sales of such Combination Product by the result of 1 – (B/C), where “B” is the average gross invoiced sales price of the other Active Ingredients contained in the Combination Product during such period when sold separately in the same formulation and dosage and “C” is the average gross invoiced sales price of the Combination Product during such period; or

(D)If neither the Product nor the other Active Ingredients contained in the Combination Product were not sold separately during the same or immediately preceding Calendar Quarter, the proration factor shall be determined by the Parties in good faith negotiations based on the relative value contributed by each component.

1.101“Olutasidenib” means olutasidenib, a proprietary mIDH1 inhibitor, also referred to as FT-2102, (S)-5-((1-(6-chloro-2-oxo-1,2-dihydroquinolin-3-yl)ethyl)amino)-1-methyl-6-oxo-1,6-dihydropyridine-2-

carbonitrile, or 5-{[(1S)-1-(6-chloro-2-oxo-1,2-dihydroquinolin-3-yl)ethyl]amino}-1-methyl-6-oxo-1,6-dihydropyridine-2-carbonitrile.
1.102“Party” and “Parties” have the meaning set forth in the Preamble.
1.103“Patents” means (a) all issued patents (including any extensions, restorations by any existing or future extension or registration mechanism including patent term adjustments, patent term extensions, supplemental protection certificates or the equivalent thereof, substitutions, confirmations, re-registrations, re-examinations, reissues, patents and patent claims maintained after post grant examination including inter partes review, post grant review or opposition proceeding and patents of addition); (b) patent applications (including all provisional applications, substitutions, requests for continuation, continuations, continuations-in-part, divisionals and renewals); (c) inventor’s certificates; and (d) all equivalents and counterparts of the foregoing in any country of the world.
1.104“Person” means any natural person, corporation, unincorporated organization, partnership, association, sole proprietorship, joint stock company, joint venture, limited liability company, trust or government, or Governmental Authority, or any other similar entity.
1.105“Permissible Delay” has the meaning set forth in Section 4.2.2(a).
1.106“Pharmacovigilance Agreement” has the meaning set forth in Section 5.6.
1.107“Phase 3 Clinical Study” means a Clinical Study in any country that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c) and is intended to: (a) establish that the Product is safe and efficacious for its intended use; (b) define contraindications, warnings, precautions, and adverse reactions that are associated with the Product in the dosage range to be prescribed; and (c) support Regulatory Approval for such Product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the U.S.
1.108“Post-Approval Commitments” means any post-approval commitments, including any non-clinical study or Clinical Study of a Product, required by a Regulatory Authority in a country or territory in connection with the Regulatory Approval for such Product in such country or jurisdiction.
1.109“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency or its successor.
1.110“Pricing and Reimbursement Approval” means, with respect to a Product, the approval, agreement, determination or decision of any Regulatory Authority establishing the price or level of reimbursement for such Product, as required in a given country or jurisdiction prior to sale of such Product in such country or jurisdiction.
1.111“Product” means the Olutasidenib product described in the U.S. Regulatory Approval for Olutasidenib in existence as of the Effective Date.
1.112“Product Infringement” has the meaning set forth in Section 9.3.1.
1.113“Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.
1.114“Publication Materials” has the meaning set forth in Section 12.4.1.
1.115“Publishing Party” has the meaning set forth in Section 12.4.1.
1.116“Recall” has the meaning set forth in Section 5.9.
1.117“Registrational Study” means (a) Phase 3 Clinical Study or (b) any other Clinical Study (including a portion of a study, such as the Phase 3 Clinical Study portion of a Phase 2b/3 study) of a Product, the results of which, together with prior data and information concerning such Product, would (if such Clinical Study meets its primary endpoints) be sufficient to support Regulatory Approval by the FDA for such Product without the need to conduct additional Clinical Studies, or a similar Clinical Study prescribed by the Regulatory Authority in a country or jurisdiction other than the U.S.  With respect to a Clinical Study that does not meet the foregoing criteria when it is initiated but, at a later time, for which the applicable Regulatory Authority determines that such Clinical Study meets the foregoing criteria and Kissei files an NDA using the data generated by such Clinical Study as the basis for such filing, such Clinical Study shall be deemed a Registrational Study for purposes of this Agreement as of the date of filing of such NDA, and, for purposes of this Agreement, such Registrational Study shall be deemed to be initiated as of the date of such determination.
1.118“Regulatory Approval” means, with respect to any country or region in the Kissei Territory, any approval (including approval of an NDA), establishment license, registration, permit, notification or authorization (or waivers) of any Regulatory Authority that is required by applicable Laws for the manufacture, use, storage, import, export, transport, promotion, marketing, distribution, offer for sale, sale or other Commercialization of a Product in such country or region, including Pricing and Reimbursement Approval, as applicable.
1.119“Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the approval, distribution, importation, exportation, manufacture, use, storage, transport, clinical testing, pricing, sale or reimbursement of pharmaceutical products in the Kissei Territory.
1.120“Regulatory Data” means any and all research data, pharmacology data, CMC Data, Safety Data, preclinical data, clinical data and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with Regulatory Filings and Regulatory Approvals for the Products (including any applicable drug master files or similar documentation).
1.121“Regulatory Exclusivity” means, with respect to any Product in any country or jurisdiction in the Kissei Territory, the period of time during which:  (a) Kissei, its Affiliate, or a Sublicensee has the exclusive legal right, pursuant to a grant by a Regulatory Authority, other than through a Patent, including orphan drug exclusivity, new chemical entity exclusivity, pediatric exclusivity, or rights similar thereto in such country or jurisdiction, or is otherwise entitled to the exclusive legal right by operation of Applicable Laws in such country or jurisdiction to Commercialize such Product, and such right precludes the final Regulatory Approval of any Third Party product that is deemed to be the same or a similar drug; or (b) the data and information submitted by Kissei, its Affiliate, or any Sublicensee to the relevant Regulatory Authority in such country or jurisdiction for purposes of obtaining Regulatory Approval of such Product may not be disclosed, referenced, or relied upon in any way by any Third Party or such Regulatory Authority to support the Regulatory Approval or marketing of any product by any Third Party in such country or jurisdiction, or if such data and information is disclosed, referenced, or relied upon to support a Regulatory Approval granted to any Third Party in such country or jurisdiction, then the product may not be placed on the market for any indication.
1.122“Regulatory Filing” means any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to any Product, or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting data, including INDs, clinical trial applications and NDAs, and all correspondence with any Regulatory Authority with respect to such Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).
1.123“Reviewing Party” has the meaning set forth in Section 12.4.2.
1.124“Related Parties” means a Party’s Affiliates and Sublicensees.
1.125“Rigel” has the meaning set forth in the Preamble.
1.126“Rigel Data” has the meaning set forth in Section 9.1.1.
1.127“Rigel-Forma Agreement” is defined in the Recitals.
1.128“Rigel Indemnitee” has the meaning set forth in Section 11.2.
1.129“Rigel Know-How” means Know-How Controlled by Rigel or its Affiliates on the Effective Date or during the Term that is necessary or reasonably useful to Develop or Commercialize the Products in the Field in the Kissei Territory, including any such Know-How that is licensed to Rigel under the Rigel-Forma Agreement, but excluding Joint Know-How.
1.130“Rigel Patents” means any Patent Controlled by Rigel or its Affiliates on the Effective Date or during the Term that is necessary or useful to Develop or Commercialize the Products in the Field in the Kissei Territory, including any such Patent that is licensed to Rigel under the Rigel-Forma Agreement, but excluding Joint Patents.  The Rigel Patents existing as of the Effective Date are those Patents identified on Schedule 10.3.1, attached hereto and incorporated herein by reference.

1.131“Rigel Technology” means Rigel Know-How and Rigel Patents, including Rigel’s interest in the Joint Inventions and Joint Patents.
1.132“Rigel Territory” means the world outside the Kissei Territory.
1.133“Rigel Third Party In-License” is defined in Section 1.37.
1.134“Rigel Product Marks” means the Product Marks that are Controlled by Rigel or its Affiliates on the Effective Date, including any such Trademark that is licensed to Rigel under the Rigel-Forma Agreement. The Rigel Product Marks existing as of the Effective Date are those Trademarks identified on Schedule 1.134, attached hereto and incorporated herein by reference.
1.135“Safety Data” means any adverse event (as such term is used in the meaning set forth in 21 C.F.R. § 312.32 or its equivalents in the Kissei Territory) information from human trials and all results from non-clinical safety studies, including toxicology and safety pharmacology data, with respect to a Product required by one or more Regulatory Authorities to be collected or to be reported to such Regulatory Authorities under applicable Laws, but excluding any information related to the efficacy of the Products.
1.136“SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent, such as the Japan Exchange Group (JPX), as applicable.
1.137“Sublicense Revenue” means any consideration ** that Kissei or its Affiliates receives from a Third Party Sublicensee as consideration for, and solely to the extent attributable to, the grant of a Sublicense to Develop and Commercialize the Product in the Republic of Korea and/or Taiwan but excluding Japan, or an option to obtain such Sublicense, ** for Kissei’s research and Development activities. Sublicense Revenue excludes (i) **, (ii) and (iii) ** Kissei or its Affiliates ** included as “Sublicense Revenue” hereunder.
1.138“Sublicense” means any grant by Kissei to an Affiliate or a Third Party of any of the licenses or rights granted under this Agreement or any part thereof, including the right to Develop or Commercialize any Product, in accordance with Section 2.1.2.
1.139“Sublicensee” means a Third Party to whom Kissei grants a direct or indirect sublicense under any Rigel Technology or Joint Technology, as the case may be, to Develop or Commercialize a Product in the Field in the Kissei Territory pursuant to Section 2.1.2.
1.140“Sunshine Reporting Laws” has the meaning set forth in Section 5.10.
1.141“Supply Agreement” has the meaning set forth in Section 7.3.
1.142“Term” has the meaning set forth in Section 13.1.
1.143“Third Party” means a Person other than a Party and its Affiliates.
1.144“Trademark” means any trademark, trade name, service mark, service name, brand, domain name, trade dress, logo, slogan or other indicia of origin or ownership, including the goodwill and activities associated with each of the foregoing.
1.145“Transfer Price” has the meaning set forth in Section 8.4.1(a).
1.146“Transfer Price Rate” has the meaning set forth in Section 8.4.1(a).
1.147“United States” or “U.S.” means the United States of America and its territories, possessions and commonwealths.
1.148“Valid Claim” means any claim of a Patent included within the Rigel Patents or Joint Patents that (a) has been granted by a patent granting authority, that is in force, and that has not been surrendered, abandoned, revoked or held invalid or unenforceable by an unappealed or unappealable  decision taken by an administrative or civil court in a jurisdiction, or (b) a pending claim in a Patent application included within the Rigel Patents or Joint Patents which is filed in good faith **.
1.149“wtIDH1” means wild-type isocitrate dehydrogenase 1.
2.	LICENSES; EXCLUSIVITY

2.1License Grants to Kissei.
2.1.1Exclusive License Grant.  Subject to the terms and conditions of this Agreement (including Section 2.3), Rigel hereby grants to Kissei a non-transferable (except as provided in Section 15.5), sublicensable (subject to Section 2.1.2), exclusive (even as to Rigel and its Affiliates, but subject to Section 2.3), license under the Rigel Technology and Rigel’s interest in the Joint Technology to Develop and Commercialize (but not to make, have made, Manufacture or have Manufactured) the Products in the Field in the Kissei Territory.  The license granted hereunder shall be royalty-bearing for the Commercialization Term applicable to each Product in the Kissei Territory, and, after the Commercialization Term applicable to such Product, shall convert on a country-by-country basis, to a fully-paid-up, royalty-free perpetual and irrevocable license.  For clarity, the license granted hereunder does not include any New Product. Notwithstanding the preceding sentence, Kissei shall have the right to Develop and Commercialize new formulations of olutasidenib in the Kissei Territory with the prior written consent of Rigel, which consent shall not be unreasonably withheld or delayed and may require the negotiation of additional terms under this Agreement.
2.1.2Kissei Sublicense Rights.
(a)Kissei shall have the right to sublicense any of its rights under Section 2.1.1 to (a) any of its Affiliates with the express prior consent of Rigel (provided that such sublicense will terminate if such sublicensee no longer qualifies as an Affiliate of Kissei) or (b) to any Third Party with the express prior consent of Rigel (such consent not to unreasonably withheld, conditioned or delayed), subject to the requirements of this Section 2.1.2. For clarity, Kissei may not sublicense any of its rights under Section 2.1.1 to an Affiliate or Third Party for use by such Affiliate or Third Party to develop, manufacture or commercialize a Generic Product to a Product.
(b)Each sublicense granted by Kissei pursuant to this Section 2.1.2 shall be in writing, shall be subject and subordinate to, and consistent with, the terms of this Agreement, and shall provide that any such Sublicensee (for clarity, including any distributor, but not including any contract research organization engaged to conduct Development activities) shall not further sublicense except with the consent of Kissei and Rigel, which consent shall not be unreasonably withheld or delayed.  Kissei shall promptly provide Rigel with a copy of each fully executed sublicense agreement covering any sublicense granted hereunder, and each such sublicense agreement shall contain the following provisions:  (a) a requirement that the Sublicensee comply with confidentiality and non-use provisions that are equivalent to those described in Article 12 with respect to Rigel’s Confidential Information, and (b) a requirement that the Sublicensee submit applicable sales or other reports to Kissei to the extent necessary or relevant to the reports required to be made or records required to be maintained under this Agreement.  Kissei shall ensure that each agreement with a Sublicensee grants Rigel all rights with respect to Data, Inventions, and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions, and Regulatory Filings were made or generated by Kissei.  Notwithstanding any sublicense, Kissei shall be responsible and liable for the compliance of its Affiliates, Sublicensees (for clarity, including any distributors and contract research organization engaged to conduct Development activities), and their subcontractors with the terms and conditions of this Agreement.
2.1.3Trademarks.  Kissei has the right to use the Rigel Product Marks in a manner consistent with this Agreement and the trademark usage guidelines provided by Rigel prior to or as of the Effective Date and, with respect to such provided guidelines, as updated in writing from time-to-time. Kissei shall not use any marks that are confusingly similar to a Rigel Product Mark in a country in which Rigel holds such Trademark. All rights in each of the Rigel Product Marks shall remain at all times the sole property of Rigel, and all use of such Rigel Product Marks shall inure to the benefit of Rigel.  Kissei agrees not to contest Rigel’s ownership of the Rigel Product Marks.
2.2Kissei Option for New Products in the Kissei Territory.  Rigel shall disclose to Kissei any New Product which Rigel wishes to outlicense.  Kissei shall have the option to negotiate with Rigel for a license to Develop and Commercialize ** any New Product in the Field in the Kissei Territory by agreement between the Parties **.  Kissei would pay Rigel for costs incurred by Rigel with respect to such New Product (“Kissei New Product Reimbursement”) after reaching such agreement during the Exclusive Negotiation Period (defined below), through amending this Agreement or entering into a separate agreement, which includes payment terms for such Kissei New Product Reimbursement.  Such first right shall commence on the date such New Product is disclosed by Rigel to Kissei in writing and expire ** thereafter (the “Exclusive Negotiation Period”).  During the Exclusive Negotiation Period, Rigel and Kissei shall negotiate exclusively with respect to any New Product in the Field in the Kissei Territory and in good faith the relevant terms (including the Kissei New Product Reimbursement) for licensing such New Product.

If Rigel and Kissei do not agree to terms for licensing such New Product hereunder, then Rigel would not have the right to Develop, Commercialize or out-license to any third party, such New Product in the Kissei Territory. For clarity, at any time (including during the Exclusive Negotiation Period and thereafter), Rigel shall have the right to license any New Product to any Third Party in the Rigel Territory without any further obligation to Kissei.
2.3Retained Rights by Rigel.  Notwithstanding the provisions of Section 2.1 or any other provision of this Agreement, Rigel shall retain rights under the Rigel Technology and Joint Technology to (a) exercise its rights and perform its obligations under this Agreement (whether directly or through one or more licensees or subcontractors), (b) Develop the Product in the Kissei Territory (whether in or outside the Field) solely for the purpose of supporting obtaining Regulatory Approval and Commercializing such Products in the Rigel Territory, and (c) subject to Kissei’s rights under Section 2.2 with respect to New Products, practice, and to grant licenses under, the Rigel Technology and Joint Technology outside of the scope of the licenses granted in Section 2.1.
2.4Licenses Grants to Rigel.
2.4.1License Grants. Subject to the terms and conditions of this Agreement, Kissei hereby grants to Rigel: (i) a transferrable, sublicensable (through multiple tiers, subject to Section 2.4.2), exclusive (even as to Kissei and its Affiliates), royalty-free, fully paid-up, perpetual and irrevocable license under the Kissei Technology and Kissei’s interest in the Joint Technology to use, research, Develop and Commercialize Olutasidenib, the Products and New Products in the Rigel Territory; (ii) a transferrable, sublicensable (through multiple tiers, subject to Section 2.4.2), co-exclusive (as to any Third Party but not Kissei or its Affiliates), royalty-free, fully paid up, perpetual, and irrevocable license under the Kissei Technology and Kissei’s interest in the Joint Technology to Develop New Products in the Kissei Territory; and (iii) a transferrable, sublicensable (through multiple tiers, subject to Section 2.4.2), exclusive (even as to Kissei and its Affiliates), royalty-free, fully paid-up, perpetual and irrevocable license under the Kissei Technology and Kissei’s interest in the Joint Technology to Manufacture Olutasidenib, the Products and New Products anywhere in the world. Notwithstanding the foregoing, Rigel shall obtain the prior written approval of Kissei to undertake (ii) or (iii) above in the Kissei Territory, such approval not to be unreasonably withheld, conditioned or delayed.
2.4.2Rigel Sublicense Rights.  Rigel shall have the right to grant sublicenses under the licenses granted in Section 2.4.1(i) without Kissei’s consent in the Rigel Territory, shall have the right to grant sublicenses under the licenses granted in Section 2.4.1(ii) with Kissei’s prior written consent in the Kissei Territory, which consent shall not be unreasonably withheld or delayed, and shall have the right to grant sublicenses under the licenses granted in Section 2.4.1(iii) without Kissei’s consent anywhere in the world.  Rigel shall be responsible and liable for the compliance of its Affiliates, Sublicensees (for clarity, including any distributors and contract research organization for its Development), and subcontractors with the terms and conditions of this Agreement.
2.5Retained Rights by Kissei.  For the avoidance of doubt, notwithstanding the provisions of Section 2.4 or any other provision of this Agreement, Kissei shall retain rights under the Kissei Technology and Joint Technology to (a) exercise its rights and perform its obligations  under this Agreement (whether directly or through one or more licensees or subcontractors), and (b) to practice, and to grant licenses under, the Kissei Technology and Joint Technology outside of the scope of the licenses granted in Section 2.4.
2.6No Implied Licenses or Other Rights; Negative Covenant.  Except as set forth in this Agreement, neither Party shall acquire any ownership interest, license or other intellectual property interest, or other right, by implication or otherwise, under or to any Patents, Know-How or other intellectual property of the other Party or any of its Affiliate, including items owned, controlled or developed by the other Party, or provided by the other Party to such Party at any time pursuant to this Agreement.  Neither Party shall, nor shall it permit any of its Affiliates or Sublicensees to, practice any Patents, Know-How, or other intellectual property licensed to it by the other Party outside the scope of the licenses expressly granted to it under this Agreement.

2.7Disclosure of Know-How.  For as long as the Parties are conducting Development activities, each Party shall and shall cause its Affiliates to, without additional compensation, disclose and make available to other Party, in electronic form where possible, all such Party’s Know-How that comes into existence after the Effective Date and that was not previously provided to the other Party, promptly after the development, making, conception, or reduction to practice of such Party’s Know-How.  The JSC shall establish a mechanism for the timely reciprocal disclosure of such Know-How.
2.8Third Party Licenses.
2.8.1Kissei Third Party Licenses.  Kissei shall promptly notify Rigel if Kissei becomes aware of any Third Party Know-How or Patent that is necessary or reasonably useful to Develop, Manufacture or Commercialize the Product in the Field in the Kissei Territory, and Rigel shall have the first right, but not the obligation, to negotiate and obtain a license from such Third Party under such Know-How or Patents, provided that Rigel shall, subject to any applicable confidentiality obligations, keep Kissei reasonably informed of the status of such negotiations.
2.8.2Rigel Third Party Licenses.  If Rigel enters into any agreement with any Third Party after the Effective Date that includes a license from such Third Party to Rigel under any Know-How or Patents that are necessary or reasonably useful to Develop or Commercialize the Products in the Field in the Kissei Territory, and Rigel has the right to grant a sublicense under such Know-How or Patents to Kissei, then Rigel shall notify Kissei and identify the relevant Know-How or Patents and provide Kissei with the substantive terms of the applicable Third Party license agreement to Kissei, in each case to the extent applicable to the rights that would be sublicensed to Kissei.  Such Know-How and Patents, to the extent falling within the definition of Rigel Technology, will be sublicensed to Kissei only if Kissei provides Rigel with written notice ** such Patents and Know-How ** Rigel Technology, ** the Product in the Field in the Kissei Territory, ** in writing **.
2.8.3Kissei Restriction.  Except with the prior written consent of Rigel, Kissei shall not obtain a license to any Third Party Patent or Know-How that is necessary or reasonably useful to Develop, Manufacture or Commercialize the Product in the Rigel Territory.
2.9Exclusivity.
2.9.1For the period starting from the Effective Date and until (i) the ** of the first Regulatory Approval of the Product in the Kissei Territory, Kissei shall not, directly or indirectly (including through an Affiliate or a Third Party), ** any Competing Product   and (ii) the ** of the first Regulatory Approval of the Product in the Kissei Territory, Kissei shall not, and shall cause its Affiliates not to, directly or indirectly (including through an Affiliate or a Third Party) ** any Competing Product (each such activity, a “Competing Program”).
2.9.2In the event that a Third Party becomes an assignee of this Agreement or an Affiliate of Kissei after the Effective Date through merger, acquisition, consolidation, or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged in the conduct of a Competing Program, then Rigel shall have the right to terminate this Agreement upon immediate written notice to Kissei if, within ** after the closing of such transaction, such Third Party does not completely Divest such Competing Program.  “Divest” means the sale or transfer of rights to the Competing Product to another Third Party (i.e., not an Affiliate of either Kissei or such Third Party) without receiving a continuing share of profit, royalty payment, or other economic interest in the success of such Competing Program.
2.9.3During the Term, Kissei shall not, and shall cause its Affiliates not to, directly or indirectly (including through an Affiliate or a Third Party), Develop or Commercialize Olutasidenib or the Product in the Rigel Territory or any Generic Product of any Product anywhere in the world.
2.9.4During the Term, Rigel shall not, and shall cause its Affiliates not to, directly or indirectly (including through an Affiliate or a Third Party), ** Olutasidenib or the Product outside the Field in the Kissei Territory.
2.9.5For the period starting from the Effective Date and until (i) the ** of the first Regulatory Approval of the Product in the Kissei Territory, Rigel shall not, directly or indirectly (including through an Affiliate or a Third Party), ** any Competing Product in the Kissei Territory and (ii) the ** of the first Regulatory Approval of the Product in the Kissei Territory, Rigel shall not, and shall cause its Affiliates not to, directly or indirectly (including through an Affiliate or a Third Party) ** any Competing Product in the Kissei Territory.  In the event that a Third

Party becomes an assignee of this Agreement or an Affiliate of Rigel after the Effective Date through merger, acquisition, consolidation, or other similar transaction, and such Third Party, as of the closing date of such transaction, is engaged or becomes engaged in Developing or Commercializing a Competing Product in the Kissei Territory, then Rigel shall, cause such Third Party to Segregate such Competing Program.  “Segregate” means, with respect to a Competing Product being Developed or Commercialized in the Kissei Territory, to segregate the Development and Commercialization activities relating to such Competing Product conducted by or on behalf of such Third Party from the Development and Commercialization activities conducted by or on behalf of such Third Party with respect to the Product.
2.10 Complementary Products. In the event that Kissei Develops or Commercializes one (1) or more Complementary Products, the following shall apply: (a) for a ** the First Commercial Sale of the Product in the Kissei Territory, Kissei shall ensure that the Product has a priority detail position (i.e., first call or second call); (b) Kissei shall not ** disproportionately favours the Complementary Product; (c) Kissei shall not ** in a manner that is inconsistent with Kissei’s customary practice for its products; and (d) in applying Commercially Reasonable Efforts in the Development or Commercialization of the Product**, Kissei shall not **.
3.	GOVERNANCE
3.1Joint Steering Committee.  As of the Effective Date, the Parties have established a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed of an equal number of up to ** senior employees of each Party, to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement.  The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body.  The JSC shall in particular:
3.1.1provide a forum for discussion of the Development and Commercialization of Olutasidenib, the Product and New Products in the Kissei Territory and the Rigel Territory;
3.1.2review and discuss the global strategy for the Development of the Product worldwide,
3.1.3coordinate and monitor activities under the Development Plan and oversee implementation of the Development Plan;
3.1.4review and discuss any proposed amendments to the Development Plan;
3.1.5provide a forum for and facilitate communications between the Parties with respect to sharing of Development information, Know-How, and Data in accordance with this Agreement;
3.1.6review and discuss Clinical Study protocols and monitor the progress of all Clinical Studies in the Kissei Territory;
3.1.7review Clinical Study Data in the Kissei Territory to determine whether progress to the next phase Clinical Study is merited;
3.1.8review and discuss Development plans related to new Indications or formulations;
3.1.9monitor and coordinate regulatory actions and pharmacovigilance and safety matters for the Product worldwide;
3.1.10review and discuss a Party’s concern that an action with respect to a Product could reasonably be expected to have a material adverse impact upon the regulatory status of such Product in such Party’s territory in accordance with Section 5.7;
3.1.11oversee and coordinate the Development of the New Products for use anywhere in the Kissei Territory, as well as analytical testing and other quality-related testing required in the Kissei Territory;
3.1.12oversee and coordinate Medical Affairs for the Product in all Indications in the Kissei Territory;
3.1.13review and discuss the Commercialization Plan for the Kissei Territory, including proposed amendments;
3.1.14to the extent Kissei is participating in any global Registrational Study as further described in Section 4.1.2, share information regarding the strategy for the global Registrational Study;

3.1.15review and discuss the clinical development strategy for the Product **, and oversee the development of the Product ** in the Kissei Territory;
3.1.16review the manufacturing and supply strategy and supply performance;
3.1.17oversee and facilitate the Parties’ communications and activities with respect to publications under Section 12.4;
3.1.18establish joint subcommittees as it deems necessary or advisable to further the purpose of this Agreement, including as set forth in Section 3.7; and
3.1.19perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.
3.2JSC Membership and Meetings.
3.2.1Committee Members; Minutes.  Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members.  The JSC chairperson shall **.  The chairperson shall prepare and circulate agendas to JSC members at least ** before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which minutes shall include, at a minimum, all decisions made by the JSC, and which shall be approved by the chairperson and circulated to JSC members within ** after such meeting.  The Parties shall determine their respective initial members of the JSC promptly following the Effective Date.
3.2.2Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than ** prior to ** the Product in the Kissei Territory.  The first JSC meeting shall be held within ** the Effective Date, at which meeting the dates for the first Calendar Year shall be set. JSC meetings may be held in person or by audio or video teleconference; provided that, unless otherwise agreed in writing by both Parties, at least ** shall be held in person.  In-person JSC meetings shall be held at locations alternately selected by the Parties.  Each Party shall be responsible for all of its own expenses of participating in any JSC meeting.  No action taken at any JSC meeting shall be effective unless at least ** of each Party is participating.  In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the scope of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting.  Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than ** following the notification date of request that such meeting be held.
3.2.3Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.
3.3Decision-Making.
3.3.1All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within ** such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Executive Officers for resolution.
3.3.2If the Executive Officers cannot resolve such matter within ** such matter has been referred to them, then:
(a)Rigel shall have the final decision-making authority, which shall be exercised in its reasonable discretion, with respect to any matters pertaining to (1) the Development or Commercialization of the Product in the Rigel Territory, and (2) the Development of the Product in the Kissei Territory that is conducted solely by or on behalf of Rigel and, solely with respect to (2), that do not adversely affect and are not reasonably expected to adversely affect the Development or Commercialization of the Product in the Kissei Territory; provided that Rigel’s decision with respect to any of the foregoing shall be consistent with the terms and conditions of this Agreement.
(b)Kissei shall have the final decision-making authority, which shall be exercised in its reasonable discretion, with respect to any matters pertaining to (1) the Commercialization of the Product in the Kissei Territory, (2) Medical Affairs in the Kissei Territory, (3) regulatory matters in the Kissei Territory, and (4) the Development of the Product in the Kissei Territory that is conducted solely by or on behalf of Kissei, in each case (1) - (4) that do not adversely affect and are not reasonably expected to adversely affect the Development, Manufacture or Commercialization of the Product in the Rigel Territory; provided that Kissei’s decision with respect to any of the foregoing shall be consistent with the terms and conditions of this Agreement.
3.4Limitations on Authority.  The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.
3.5Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the first to occur of (a) the Parties mutually agree to disband the JSC; or (b) Rigel provides written notice to Kissei of its intention to disband and no longer participate in the JSC.  Once the Parties mutually agree or Rigel has provided written notice to disband the JSC, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through Alliance Managers, and decisions formerly assigned the JSC shall thereafter be decisions made between the Parties, subject to the other terms and conditions of this Agreement.
3.6Alliance Managers.  Promptly after the Effective Date, each Party shall appoint an individual who shall be an employee of such Party having appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term.  Each Alliance Manager shall be permitted to attend meetings of the JSC, as appropriate and as non-voting participants.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Party shall bear its own costs of its Alliance Manager.
3.7Supply Contacts.  Each Party shall designate one (1) qualified and experienced supply chain professional to serve as that Party’s primary supply contact regarding the supply of the Product under this Agreement (“Supply Contacts”).  Provided, however, if the Supply Contact who is responsible for the supply of Product and its placebo (if applicable) for Development and for Commercial use are different, each Party shall designate one (1) additional Supply Contact, if applicable. Each Party may replace a Supply Contact with an alternative representative at any time with prior written notice to the other Party.  The Supply Contacts shall be responsible for facilitating information exchange and discussion between the Parties regarding the supply of the Product and its placebo (if applicable) needed for the Development of the Product in the Kissei Territory under this Agreement.  **  Each Party shall bear its own costs of its Supply Contact.
4.	DEVELOPMENT
4.1Products and Companion Diagnostic.
4.1.1Development by Kissei in Kissei Territory. Subject to the terms and conditions of this Agreement, Kissei shall have the exclusive right to Develop the Product in the Field in the Kissei Territory **, including all Development activities conducted by or on behalf of Kissei to obtain and maintain Regulatory Approval of the Product in the Kissei Territory; provided, however, that such exclusive right of Kissei is subject to Rigel’s retained right to Develop the Product in the Kissei Territory ** solely for the purpose of supporting obtaining Regulatory Approval and Commercializing such Products in the Rigel Territory.  For clarity, such Clinical Studies include but are not limited to Clinical Studies of the Product in the Initial Indication.

4.1.2Kissei Participation in Rigel Global Trials. In addition, Rigel will discuss with Kissei in good faith, ** potential participation by Kissei in any global Registrational Study conducted by or on behalf of Rigel for the Product, and Kissei may participate in the global Registrational Study upon Rigel's approval, which shall not be unreasonably withheld, or delayed. **.
4.1.3Companion Diagnostic Development. Kissei shall have a right to Develop the Companion Diagnostic in the Kissei Territory, including the conduct of all Clinical Studies to obtain and maintain Regulatory Approval of the Companion Diagnostic in the Kissei Territory in cooperation with a Third Party (the “CDx Company”). To facilitate Kissei’s Development of the Companion Diagnostic, Rigel will cooperate with the development of the Companion Diagnostic with the CDx Company that has the capability of Developing the Companion Diagnostic via the JSC, and Rigel and the CDx Company, under which the CDx Company will collaborate with Kissei to Develop the Companion Diagnostic in the Kissei Territory.  **
4.2Development Diligence.
4.2.1General. Subject to Section 4.2.2, Kissei shall use Commercially Reasonable Efforts to Develop the Product in any and all Indications approved by the FDA now or in the future on behalf of Rigel or any of its Affiliates or sublicensees, to perform the Development activities in accordance with the Development Plan **, and to file MAAs and seek and maintain Regulatory Approval ** for the Product in any and all Indications approved by the FDA now or in the future on behalf of Rigel or any of its Affiliates or sublicensees throughout the Kissei Territory. At Kissei’s reasonable request **, Rigel shall reasonably cooperate with Kissei for the conduct of Development activities of the Product the Kissei Territory and for the seeking and filing of any Regulatory Filings and MAAs in the Kissei Territory for the Product** without delay.
4.2.2Clinical Study and Minimum Financial Contribution.  Without limiting the generality of the foregoing Section 4.2.1:
(a)Kissei shall (i) ** the PMDA ** for the Product in the Initial Indication in the Kissei Territory prior to the ** of the Effective Date, and (ii) ** prior to the ** of the Effective Date, provided that each such time period may be extended as mutually agreed by the JSC, ** (provided that Kissei continues to use Commercially Reasonable Efforts **), **, delay in Rigel providing Kissei with Know-How or Data **, delay in supply from Rigel to Kissei of the Product and its placebo (if applicable) ** (the “Permissible Delay).  **
(b)Between the Effective Date and the ** of the Effective Date, Kissei shall spend ** in Development Costs.
(c)Within the ** following ** by or on behalf of Kissei in the Kissei Territory for the Initial Indication, Kissei shall use Commercially Reasonable Efforts ** additional Clinical Study in any Indication other than the Initial Indication**.
(d)With respect to the milestone timelines set forth in subsections 4.2.2(a) and 4.2.2(b) above, the following shall apply:
(i)If Kissei fails to ** (which deadline shall be extended by the period of any Permissible Delay), Kissei shall pay to Rigel **, which payment shall be fully creditable against the next milestone payment under Section 8.2 that becomes payable by Kissei, and if Kissei elects not to make such payment, Rigel shall have the right to terminate this Agreement pursuant to Section 13.2.1.  If Kissei makes such payment but again fails to **, then Rigel will have the right to terminate this Agreement pursuant to Section 13.2.1. Notwithstanding foregoing, if **, Parties shall discuss with good faith.
(ii)If Kissei fails to achieve its obligations under the foregoing subsection (b), Kissei shall pay to Rigel **, which payment shall be creditable against any milestone payment under Section 8.2 or any other payment under this Agreement, and if Kissei elects not to make such payment, Rigel shall have the right to terminate this Agreement pursuant to Section .
4.2.3Sublicensing Requirements.  Kissei shall use Commercially Reasonable Effort to grant to a Third Party the right to Develop and Commercialize the Product in any country or region in the Kissei Territory promptly.  If, by the ** of the Effective Date with respect to Korea or Taiwan, Kissei has accomplished none of the following: (i) ** for the Product in such country or region, or (ii) ** for the Product in such country or region, or (iii) ** the Product in such country or region, then Rigel shall inform Kissei of its decision to regain the right to the Product in the applicable country or region and the Parties shall promptly, and in any event within ** after Rigel so informs Kissei, confirm in writing that such country or region shall no longer be included in the Kissei Territory under this Agreement.  For clarity, if the Parties fail to so confirm in writing that any such country or region is no longer included in the Kissei Territory within such ** period, such country or region shall automatically be excluded from the Kissei Territory upon the expiration of such ** period.  In addition, if, prior to Kissei’s **, Rigel or Kissei receives a sublicensing request under the licenses granted to Kissei under this Agreement to Develop and Commercialize the Product in such country or region, then Kissei shall use good faith efforts to negotiate a sublicense agreement with the requesting party on commercially reasonable terms and in accordance with Section 2.1.2.
4.3Development Plan. The Development activities anticipated to be undertaken by Kissei or its Sublicensee(s), as applicable, for the Product to achieve Regulatory Approval in the Field in the Kissei Territory shall be set forth in a development plan (each such plan, a “Development Plan”).  Development activities set forth in each Development Plan shall at all times be designed to be in compliance with all Applicable Laws (including good scientific and clinical practices under the Applicable Laws of the country in which such activities are conducted) and in accordance with professional and ethical standards customary in the pharmaceutical industry. The initial Development Plan describing Kissei’s or its Sublicensee(s)’ Development activities with respect to the Product are set forth in the Development Plan attached hereto and incorporated herein by reference as Schedule 4.3 (the “Initial Development Plan”). Kissei shall provide Rigel an updated Development Plan through the JSC **, including a description of the Development activities anticipated to be undertaken by Kissei, or its Sublicensee(s), as applicable.  The Initial Development Plan does not describe Development activities with respect to the Companion Diagnostic in Kissei Territory, but Kissei shall be responsible for providing Rigel with the updates of Companion Diagnostic Development conducted by CDx Company through the JSC **.
4.4Development Reports. Kissei or its Sublicensee(s), as applicable, shall provide to Rigel a written, detailed summary of the Development activities conducted and results obtained by or on behalf of Kissei, its Sublicensee(s), as applicable, or CDx Company for the Product and the Companion Diagnostic through the JSC **.  Such summary shall include a high-level summary of any Development plans or activities, the work performed in relation to the goals of the applicable Development Plan, a summary of progress against each development and regulatory milestone event and an estimate of the timing of the achievement of the next development and regulatory milestone event in each case that are described in Section 8.2. Kissei or its Sublicensee(s), as applicable, shall provide such other information as may be reasonably requested by Rigel with respect to such Development activities, including relevant activities conducted and being conducted by Kissei or its Sublicensee(s), as applicable, in the applicable period.  If the information requested by Rigel is regarding Companion Diagnostic Development, Kissei shall discuss with the CDx Company and use Commercially Reasonable Efforts to provide Rigel with such information  In addition to the foregoing, upon Rigel’s reasonable request, Kissei or its Sublicensee(s) shall participate in a telephone or video conference to discuss such summary and other information as to convey a reasonably comprehensive understanding of the status of the applicable Development activity through the JSC.  In addition, after the completion of any Clinical Study or other study of the Products, Kissei shall in a timely manner provide the Rigel with a data package ** Data specified in the Development Plan or otherwise agreed in writing by the Parties.  The Parties shall discuss the status, progress, and results of Kissei’s Development activities under this Agreement at JSC meetings.
4.5Records.  Each Party shall maintain complete and accurate records (paper or electronic as applicable) of all Development activities conducted by or on behalf of each Party under this Agreement in connection with the Product and the Companion Diagnostic as required by Applicable Laws, which shall include all data and other information resulting from such Development activities.  These records shall include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development activities), in sufficient detail, including in sufficient detail for regulatory purposes or filing, prosecuting, or maintaining patents, in good scientific manner, or otherwise in a manner that reflects all work done and results achieved.  Each Party shall document all non-clinical studies and Clinical Studies in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH guidelines, GCP, GLP, and GMP).
4.6Use of Subcontractors.  Each Party may perform its Development activities under this Agreement through one or more subcontractors, provided that (a) each Party will remain responsible and liable for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 12, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to each Party (or, in the event such assignment is not feasible, a license to such intellectual property with the right to sublicense to each Party).
4.7Restrictions.  During the Term, neither Party nor any of its Affiliates or Sublicensees shall, directly or through any Third Party, sponsor, conduct, cause to be conducted, otherwise assist in, supply any Product for use in connection with, or otherwise fund any research or Development of any Product that is inconsistent with this Agreement.  For clarity and without limiting the foregoing, if Kissei wishes to perform or sponsor any study or test on Olutasidenib or the Products, including any pre-clinical or non-clinical study, toxicology study, or CMC-related study, Kissei shall first prepare and provide to Rigel a proposal detailing such study for Rigel’s approval.
4.8Combination Product Development; ** Development.
4.8.1If Kissei desires to Develop a Product in combination with another product, either as a Combination Product or combination therapy, then Kissei shall notify Rigel via the JSC and the JSC shall discuss such proposed Development work at its next regularly scheduled meeting.
4.8.2For a period of ** after the Effective Date, if Kissei wishes to initiate a Clinical Study **, the Parties shall negotiate in good faith for the conduct of such Clinical Study, and such initiation shall require the consent of Rigel.
4.9Materials Transfer.  In order to facilitate the Development activities contemplated by this Agreement, either Party may provide the other Party certain biological materials or chemical compounds with their certificate of analysis, including, but not limited to Active Ingredient, excipients, packaging materials, reference standard and metabolite, Controlled by the supplying Party (collectively, “Materials”) **.  Except as otherwise provided for under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Development activities conducted in accordance with this Agreement, will not be used or delivered to or for the benefit of any Third Party, except to subcontractors, without the prior written consent of the supplying Party, and will be used in compliance with all Applicable Laws.  The Materials supplied under this Agreement must be used with prudence and appropriate caution in any experimental work because not all of their characteristics may be known.  Except as expressly set forth in this Agreement, THE MATERIALS ARE PROVIDED “AS IS” AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.
5.	REGULATORY MATTERS
5.1Responsibility for Regulatory Matters.
5.1.1Kissei shall be solely responsible, **, for all regulatory matters relating to the Product and the Companion Diagnostic in the Kissei Territory, , including (a) overseeing, monitoring and coordinating all regulatory actions, communications, commitments and filings with, and responsibilities and submissions to, the applicable Regulatory Authority with respect to the Product and the Companion Diagnostic; (b) interfacing, corresponding and meeting with the applicable Regulatory Authority with respect to the Product and the Companion Diagnostic; (c) seeking and maintaining all Regulatory Approvals and Regulatory Filings with respect to the Product and the Companion Diagnostic, including any amendments, supplements or modifications to Regulatory Approvals and Regulatory Filings; and (d) maintaining and submitting all records and reports required to be maintained or required to be submitted to the applicable Regulatory Authority with respect to the Product and the Companion Diagnostic, each as required by Applicable Laws.
5.1.2The Development Plan shall set forth the regulatory strategy for seeking Regulatory Approval for the Product by the appropriate Regulatory Authorities in the Kissei Territory.  Subject to the oversight of the JSC and except as otherwise set forth in the Development Plan, Kissei shall be responsible for implementing such regulatory strategy in the Kissei Territory.  Except as otherwise provided herein or in the Development Plan or required by Applicable Laws, Kissei shall be responsible for the preparation and submission of any and all registrations and MAAs for the Product and the Companion Diagnostic (including if such registrations and MAAs or filed by the

CDx Company on Kissei’s behalf) in the Kissei Territory and shall own and hold all such Regulatory Filings (including Regulatory Approvals).  At Kissei’s reasonable request and expense **, Rigel shall cooperate with Kissei in the preparation of any Regulatory Filings or responses to inquiries from a Regulatory Authority in the Kissei Territory, including by providing necessary Data and technical information and technical support without delay.
5.1.3Kissei acknowledges that Rigel may be required to communicate with Regulatory Authorities in the Kissei Territory with regard to the Rigel’s Development and Manufacturing activities in the Kissei Territory.  Rigel shall notify Kissei as soon as reasonably possible of such communication with Regulatory Authorities in the Kissei Territory and consider any Kissei comments to such communications in good faith.
5.2Kissei’s Right of Reference.
5.2.1Rigel hereby grants to Kissei a right of reference to all Regulatory Approvals and Regulatory Filings submitted to any Regulatory Authority in the U.S. for the Product that are by or on behalf of Rigel and Controlled by Rigel for Kissei and its designees to exercise its rights and satisfy its obligations under this Agreement.  Kissei may use such right of reference to seek, obtain, and maintain Regulatory Approval of the Product in the Kissei Territory.  For the purposes of this Agreement, “right of reference” means the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation outside the U.S., as each may be amended.  Rigel shall provide appropriate notification of Kissei’s access and right of reference to the applicable Regulatory Authorities, at Kissei’s expense.
5.3Rigel’s Right of Reference.
5.3.1Kissei hereby grants to Rigel a right of reference to all Regulatory Approvals and Regulatory Filings submitted to any Regulatory Authority in the Kissei Territory for the Product and, to the extent permitted under the agreement between Kissei and the applicable CDx Company, for the Companion Diagnostic.  Kissei shall use Commercially Reasonable Efforts to obtain all rights from the CDx Company necessary for Rigel to receive the right of reference described in this Section 5.3.1 with respect to the Companion Diagnostic.  Kissei shall notify Rigel in writing promptly after securing such right of reference for the Companion Diagnostic from such CDx Company.  Rigel may use such Companion Diagnostic Right of Reference to seek, obtain, and maintain Regulatory Approval of the Product in the Rigel Territory.  Kissei shall provide appropriate notification of Rigel’s access and right of reference to the applicable Regulatory Authorities, at Rigel’s expense.
5.3.2Kissei shall, in a timely manner, provide Rigel with copies of the final version and at least one (1) interim draft version of any Regulatory Filings for Rigel's review, prepared, submitted, or received by Kissei in the Kissei Territory pertaining to the Product, and Rigel shall have the right to review and comment on such Regulatory Filings.  Kissei shall share with Rigel the following communications/correspondence with any Regulatory Authority: (a) summary of contact reports Kissei receives concerning substantive conversations or substantive meetings in the Kissei Territory with the PMDA with respect to the Product or if contacts with those Regulatory Authorities are made orally, to be reduced in writing, (b) documents related to regulatory milestones and dates (e.g., submission, validations, agency review questions, and opinions, and their equivalent), and (c) cover letters of all agency submissions relating to the Product.  For clarity, in each case (a)-(c), the documents shared with Rigel shall be provided “as is” and, to the extent available, Kissei shall provide an English translation to Rigel (machine translation shall be allowed).  Kissei shall use Commercially Reasonable Efforts to grant to Rigel access and rights to use any such communications with any Regulatory Authority generated by or on behalf of any Sublicensee.  Should Kissei fail to obtain such access and rights from any Sublicensee, Kissei shall not have the right to grant access or rights to such Sublicensee to any Regulatory Filing or right of reference granted to Kissei by Rigel pursuant to Section 5.2.1.
5.3.3To the extent received from the CDx Company, Kissei shall, in a timely manner, provide Rigel with copies of the final version and at least one (1) interim draft version of any Regulatory Filings for Rigel’s review, prepared, submitted, or received by Kissei in the Kissei Territory pertaining to the Companion Diagnostic, and, to the extent Kissei has the right to review and comment on such Regulatory Filings under the CDx Company Agreement, Rigel shall have the right to review and comment on such Regulatory Filings.  To the extent Kissei has the right to do so under the terms of the CDx Company Agreement, Kissei shall share with Rigel the following communications/correspondence with any Regulatory Authority: (a) summary of contact reports Kissei receives concerning substantive conversations or substantive meetings in the Kissei Territory with the PMDA with respect to the Companion Diagnostic or if contacts with those Regulatory Authorities are made orally, to be reduced in writing, (b) documents related to regulatory milestones and dates (e.g., submission, validations, agency review questions, and opinions, and their equivalent), and (c) cover letters of all agency submissions relating to the Companion Diagnostic.  For clarity, in each case (a)-(c), the documents shared with Rigel shall be provided “as is” and, to the extent available, Kissei shall provide an English translation to Rigel (machine translation shall be allowed).  Kissei shall use Commercially Reasonable Efforts to grant to Rigel access and rights to use any such communications with any Regulatory Authority generated by or on behalf of any Sublicensee.
5.4Meetings with Regulatory Authorities.  On a current and ongoing basis, Kissei shall provide Rigel with a list and schedule of any in-person meeting or material teleconference with the Regulatory Authorities (or related advisory committees) in the Kissei Territory planned for the next Calendar Quarter that relates to the Development of the Product and the Companion Diagnostic under the Development Plan in the Kissei Territory (each, a “Regulatory Meeting”).  In addition, Kissei shall notify Rigel as soon as reasonably possible if Kissei becomes aware of any additional Regulatory Meetings that become scheduled for such Calendar Quarter and will keep Rigel informed of any significant interface or communication with any Regulatory Authority which might affect efforts to obtain Regulatory Approval for the Product in the Kissei Territory.  Kissei shall be solely responsible for any communications with any Regulatory Authorities occurring or required in connection with performing its regulatory responsibilities set forth in this Article 5 with respect to the Product and the Companion Diagnostic in the Kissei Territory, and Rigel shall have the right to provide input in preparation for all such Regulatory Meetings and Rigel may have its representatives attend any such Regulatory Meetings at Rigel’s expense.  To the extent necessary for Rigel to exercise its rights under this Section 5.4, Kissei shall use Commercially Reasonable Efforts to cause the CDx Company to perform Kissei’s obligations under this Section 5.4.
5.5Regulatory Inspections.  Each Party shall permit the Regulatory Authorities to conduct inspections of itself, its Affiliates, its licensees and its Sublicensees and subcontractors (including Clinical Study sites) relating to the Development of the Product under the Development Plan, and shall ensure that such Affiliates, its licensees and its Sublicensees and subcontractors permit such inspections.  In addition, each Party shall promptly notify the other Party of any such inspection and shall supply the other Party with all information pertinent thereto.  Each Party shall have the right to have a representative attend any such inspection at the attendee's Party's expense.
5.6Adverse Event Reporting; Pharmacovigilance Agreement.  As soon as reasonably practicable after the Effective Date, the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Product, such as Safety Data sharing, adverse events reporting, and safety signal and risk management (the “Pharmacovigilance Agreement”), which agreement shall be amended by the Parties ** to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities.  Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws (including, to the extent applicable, those obligations contained in ICH guidelines) to monitor patients’ safety.  Rigel has established, and shall continue to hold (either by itself or through a vendor engaged by Rigel) the global safety database for the Product, and shall maintain such global safety database for so long as such Product is under Development or Commercialization by the Parties.  The Parties will collaboratively agree on data cut points for periodic aggregate safety reports and Rigel will author such reports; the Parties will jointly review and approve such reports before submission to worldwide Regulatory Authorities as required.  Rigel shall ** such database and preparing such reports.  Kissei shall maintain its own safety database for the Product in the Kissei Territory and shall provide all Safety Data, including adverse event reports, in such database to Rigel in accordance with this Section 5.6 and the Pharmacovigilance Agreement.  Kissei shall ** such database for the Kissei Territory and preparing reports in the Kissei Territory.  Rigel will ensure that each Party is able to access the data from the global safety database in order to meet legal and regulatory obligations.  The JSC shall establish a safety subcommittee, and all Safety Data, including adverse event reports, shall be submitted to such safety subcommittee and Rigel concurrently so that Rigel may update the global safety database accordingly.  Such safety subcommittee shall coordinate with respect to any Safety Data reporting for the Product to the Regulatory Authorities in the Kissei Territory, but each Party shall be primarily responsible for reporting quality complaints, adverse events, and Safety Data related to the Product to any necessary Regulatory Authorities, and responding to safety issues and to all requests of Regulatory Authorities related to the Product under any MAA or Regulatory Approval for the Product held by such Party and filed with such Regulatory Authorities**.  Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees, and sublicensees to comply with such obligations.
5.7No Harmful Actions.  If a Party reasonably believes that the other Party is taking or intends to take any action with respect to a Product that could reasonably be expected to have a material adverse impact upon the regulatory status of such Product in the first Party’s territory, then such Party may bring the matter to the attention of the JSC and the Parties shall discuss in good faith to promptly resolve such concern.
5.8Notification of Threatened Action.  Each Party shall notify the other Party within **, after receiving any information regarding any threatened or pending action, inspection, or communication by any Regulatory Authority which may adversely affect the safety or efficacy claims of any Product or the continued Development or Commercialization of any Product.  Upon receipt of such information, the Parties shall promptly consult with each other in an effort to arrive at a mutually acceptable procedure for taking appropriate action.
5.9Recalls.  In the event that a recall, withdrawal, or correction (including the dissemination of relevant information) of any Product in a Party’s territory is required by a Regulatory Authority of competent jurisdiction, or if any Regulatory Authority requires or advises either Party or such Party’s Affiliates or sublicensees to distribute a “Dear Doctor” letter or its equivalent regarding use of such Product in a Party’s territory, or if a recall, withdraw, or correction of a Product in its territory is deemed advisable by such Party in its sole discretion, such Party shall so notify the other Party no later than ** in advance of the earlier of (a) initiation of a recall, withdrawal, or correction, or (b) the submission of plans for such an action to a Regulatory Authority.  Any such recall, withdrawal, correction, or dissemination of information (e.g., “Dear Doctor” letter) shall be referred to herein as a “Recall”.  Promptly after being notified of a Recall, each Party shall provide the other Party with such assistance in connection with such Recall as may be reasonably requested by such other Party.  All costs and expenses in connection with a Recall ** shall be paid by **, including the costs and expenses related to the dissemination of relevant information.  Each Party shall handle exclusively the organization and implementation of all Recalls of the Products in its territory.  Notwithstanding the foregoing, any Recall related to the manufacture and supply of the Product by Rigel to Kissei shall be governed by the terms and conditions of the Supply Agreement.
5.10Sunshine Reporting Laws.  Each Party acknowledges that the other Party may be subject to federal, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide the other Party with all information regarding such payments or transfers of value pertaining to the Joint Development Work by such Party in the form separately agreed in advance by the Parties as necessary for such other Party to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.
6.	COMMERCIALIZATION
6.1General.  Subject to the terms and conditions of this Article 6, Kissei shall have the sole and exclusive responsibility, at its own expense, for all aspects of the Commercialization of the Product in the Kissei Territory, including (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and other payors regarding the price and reimbursement status of the Product, (c) marketing and promotion, (d) booking sales and distribution and performance of related services, (e) handling all aspects of order processing, invoicing and collection, inventory and receivables, (f) providing customer support, including handling medical queries, and performing other related functions, and (g) conforming its practices and procedures to Applicable Laws relating to the promotion, sales and marketing, access, and distribution of the Product in the Kissei Territory.
6.2Commercialization Plan.  As soon as reasonably practicable, but no later than **, Kissei shall prepare and present to the JSC a reasonably detailed plan for the Commercialization of the Product in the Kissei Territory (the “Commercialization Plan”).  The Commercialization Plan shall include such information on a country-by-country basis, as applicable.  Kissei shall update and amend the Commercialization Plan on ** basis following the First Commercial Sale of the Product in the Kissei Territory and present such updates and any amendments to the JSC for review and discussion.  Subject to the provisions of this Agreement and compliance with the Commercialization Plan, Kissei shall have full Control and authority with respect to the day-to-day Commercialization of the Product and implementation of the Commercialization Plan.
6.3Diligence.
6.3.1General.  During the Term, Kissei shall use Commercially Reasonable Efforts to Commercialize the Product for each and every Indication that has received or will receive Regulatory Approval in the Kissei Territory.

6.3.2Product Launch.  Kissei shall launch the Product for each Indication that has received Regulatory Approval in the Kissei Territory as soon as reasonably possible following receipt of such Regulatory Approval.  As applicable, Kissei shall obtain all Pricing and Reimbursement Approvals necessary to launch such Product for such Indication as soon as reasonably possible following receipt of MAA Approval of such Product in a country.  Without limiting the generality of the foregoing, Kissei shall launch the Product in each country in the Kissei Territory within ** after receiving Regulatory Approval (or, where applicable, Pricing and Reimbursement Approval) of the Product for an Indication from the applicable Regulatory Authority in such country.  Thereafter, Kissei shall utilize Commercially Reasonable Efforts in the ongoing support for the Product in each country in the Kissei Territory.
6.3.3Commercial Financial Contribution.  Kissei shall spend ** in connection with the marketing and promotion of the Product in the Kissei Territory.
6.3.4Minimum Sales Force.  During the Term, Kissei shall engage in-house sales representatives to promote and detail the Product in Japan.  Without limiting the generality of the foregoing, prior to the date that is **, Kissei shall have engaged ** in-house sales representatives to promote and detail the Product in Japan.
6.3.5Reporting Obligations.  Kissei shall update the JSC on ** basis regarding its Commercialization activities with respect to the Products in the Kissei Territory.  Each such update shall be in a form to be agreed by the JSC and shall summarize Kissei’s and its Affiliates’ and Sublicensees’ significant Commercialization activities, and shall contain at least such information at such level of detail reasonably required by Rigel to determine Kissei’s compliance with its diligence obligations set forth in this Section 6.3.  Such updates shall include Kissei’s sales activities, sales forecasts for at least the next **, marketing activities, and Medical Affairs.  In addition, Kissei shall provide Rigel with written notice of the commercial launch of the Product (i.e., when the Product becomes made available to its end users) in the Kissei Territory within ** after such event.  Kissei shall provide such other information as Rigel may reasonably request with respect to Commercialization of the Product.
6.4Coordination of Commercialization Activities.
6.4.1Generally.  Kissei, through the JSC (or JCC or other designated team), shall update Rigel on Commercialization strategies for the Product (e.g., for branding and messaging, international congresses, advisory boards) in the Kissei Territory, and shall assist Rigel to identify and take advantage of any potential global strategies and messaging.  The foregoing shall not be construed as requiring Kissei to seek Rigel’s consent in connection with Kissei establishing or implementing any sales, marketing, or medical affairs practices in the Kissei Territory.
6.4.2Pricing.  Kissei shall keep Rigel timely informed on the status of any application for Pricing and Reimbursement Approval or material updates to an existing Pricing and Reimbursement Approval in the Kissei Territory, including any discussion with a Regulatory Authority with respect thereto.  Kissei and its Affiliates and Sublicensees shall not sell any Product **, in such a manner as to ** the selling price of the Product **.
6.4.3Sharing of Promotional Materials.  Kissei shall, at its own expense, prepare, develop, produce, or otherwise obtain and utilize sales, promotional, advertising, marketing, website, educational, and training materials (the “Promotional Materials”) to support its Commercialization activities in the Kissei Territory, and shall ensure that such Promotional Materials, as well as all information contained therein, comply with all Applicable Laws and are consistent with any Regulatory Approvals obtained for the Product in the applicable jurisdiction in the Kissei Territory.  At Rigel’s written reasonable request, Kissei shall share samples of and updates to Promotional Materials with respect to the Commercialization of the Product with Rigel. For clarity, the Promotional Materials shall be provided to Rigel “as is”.
6.5Coordination of Global Medical Affairs.  Rigel shall be responsible for all Medical Affairs for the Product in the Rigel Territory, and Kissei shall be responsible for Medical Affairs in the Kissei Territory; provided, however, that Rigel shall have the right, but not the obligation, to also conduct Medical Affairs in the Kissei Territory in global support of the Product under prior approval of the JSC.  Kissei will not undertake Medical Affairs in the Rigel Territory without Rigel’s prior written consent to be given on a case-by-case basis.
6.6Diversion.  Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its sublicensees not to, directly or indirectly, promote, market, distribute, import, sell, or have sold any Product, including via the Internet or mail order, to any Third Party or to any address or Internet Protocol address or the like in the other

Party’s territory.  Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Product for use directed primarily to customers or other buyers or users of such Product located in any country or jurisdiction in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or jurisdiction in the other Party’s territory.  If a Party or its Affiliates or sublicensees receives any order for a Product for use from a prospective purchaser located in a country or jurisdiction in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Product for use in the other Party’s territory.
7.	MANUFACTURE AND SUPPLY
7.1Rigel shall manufacture and supply, itself or through a Third Party contract manufacturer the Product and its placebo (if applicable) as the exclusive manufacturer and supplier of Kissei. Product shall be supplied as commercial Product in the Rigel Territory, in mutually agreed upon form (such as brite stock in naked bottles or bulk capsules), without final packaging, serialization or labeling, for use in the Development and Commercialization of the Product under this Agreement. Product shall meet quality approved regulatory specifications in Kissei Territory and quality and quantities for a demand of Kissei Territory.
7.1.1All Product and its placebo (if applicable) supplied by Rigel to Kissei for use for Development purposes shall be ** such Product **.  ** Kissei shall provide Rigel with each request for the Product for Development purposes ** of the Product ordered **.
7.1.2All Product supplied by Rigel to Kissei for use for Commercialization purposes shall be subject to the pricing set forth in Section 8.4.  Kissei shall be responsible, at its expense, for the final packaging, serialization and labeling of the Product for all countries in the Kissei Territory.  Kissei shall also be responsible, at its sole expense, for any specific manufacturing activities required or useful in the Kissei Territory, such as stability studies or development of finished product presentations necessary to obtain MAA Approval of the Product in the Kissei Territory, and Rigel shall use Commercially Reasonable Effort to support such activities. **
7.2Drug Master File.  In connection with Kissei’s preparation and filing of an MAA for the Product in the Kissei Territory and to the extent required for MAA approval in the Kissei Territory, Kissei shall have a right, but not an obligation, to request Rigel to obtain and maintain a DMF, which includes the Active Ingredient and other related information of the Product, to support such filing **. Rigel shall use Commercially Reasonable Effort to obtain and maintain a DMF upon such request. If Kissei does not request or Rigel rejects Kissei's request to obtain and maintain a DMF, and Kissei manages information related to Product and Active Ingredient of Product in other ways, including, but not limited to a part of NDA filing documents in the Kissei Territory, then Rigel shall; (a) promptly provide Kissei with information required by Applicable Law that is Controlled by Rigel, including, but not limited to, the data generated by Rigel's contract manufacturers and/or contract venders to conduct related studies, (b) use Commercially Reasonable Effort to support Kissei's correspondence to Regulatory Authorities in the Kissei Territory within appropriate time by reviewing the documents, providing with required Know-How and/or Data, and supporting the communication with contract manufacture and vendors. Notwithstanding the foregoing, to the extent permissible under Rigel’s agreements with its applicable contract manufacturers and vendors, Rigel shall; (A) grant Kissei a right for inspection to contract manufactures, contract venders to conduct related studies and/or storage sites, and, (B) notify Kissei all the changes related to the Product and Active Ingredient of Product in advance insofar as possible, including, but not limited to, the changes in contract manufacturers, contract venders to conduct related studies or storage sites.
7.3Supply Agreement and Quality Agreement.  Concurrently with the execution of this Agreement, the Parties shall enter into a supply agreement for the manufacture and supply of the Product to Kissei (the “Supply Agreement”). As soon as reasonably practicable after the execution of this Agreement, the Parties shall agree to the terms and conditions of a quality agreement for the terms and conditions related to quality of the Product (the “Quality Agreement”).
8.	FINANCIAL PROVISIONS

8.1Upfront Payment.  Kissei shall make a one-time, non-refundable, non-creditable upfront payment to Rigel of ten million dollars ($10,000,000) within ** after the Effective Date.
8.2Development Milestone Payments.
8.2.1Development Milestones.  Subject to the remainder of this Section 8.2 and Section 8.5, Kissei shall pay to Rigel the non-refundable, non-creditable payments set forth in the table below upon the achievement of the applicable milestone event (whether by or on behalf of Kissei or its Affiliates or Sublicensees).
** Milestones	Milestone Payment
**	$**
**	$**
**Milestones	Milestone Payment
**	$**
**	$**
**Milestones	Milestone Payment
**	$**
**	$**
**Milestones	Milestone Payment
**	$**
**	$**

For clarity, each milestone payment above shall be paid not more than once for each Indication, and the total amount payable by Kissei to Rigel pursuant to this Section 8.2.1 is **.

8.2.2Notice and Payment.  Kissei shall notify Rigel in writing within ** after the achievement of any milestone set forth in this Section 8.2 by Kissei or its Affiliates or Sublicensees.  Promptly following receipt of any such notice from Kissei, Rigel will issue an invoice for the applicable development milestone payment to Kissei.  Kissei shall pay to Rigel the applicable development milestone payment within ** after the receipt of such invoice.
8.3Sales Milestones Payments.
8.3.1Subject to Section 8.5, Kissei shall pay to Rigel the one-time, non-refundable, non-creditable payments set forth in the table below when the aggregated Net Sales of all Products ** in any Calendar Year first reach the values indicated in the table below.  For clarity, subject to Section 8.5, each payment in this Section 8.3 shall be payable once only upon first achievement of the applicable milestone event, regardless of the number of times such milestone is subsequently achieved.
Aggregate Net Sales of all Products ** in a Calendar Year	Milestone Payment
Equal or exceed $**	$**
Equal or exceed $**	$**
Equal or exceed $**	$**
Equal or exceed $**	$**
Equal or exceed $**	$**

8.3.1Notice and Payment.  As part of the report in Section 8.7, Kissei shall provide written notice to Rigel if the aggregated Net Sales of all Products ** in any Calendar Year first reach the values set forth in Section 8.3.1 above, and Kissei shall pay to Rigel the corresponding Net Sales milestone payment within ** after the end of such Calendar Year.

8.4Transfer Price.
8.4.1Transfer Price.
(a)In consideration for the quantity in units of Product provided by Rigel to Kissei for Commercial use (“Units Provided”), Kissei shall pay to Rigel a transfer price equal to the Units Provided ** (the

“Transfer Price”). For clarity, the Parties will agree upon the ** for the initial order prior to the initial Purchase Order, and thereafter the Parties agree to review **. **. Additionally, Kissei shall pay to Rigel an amount to be calculated in accordance with the table below by multiplying the respective percentage rates set forth therein (the “Transfer Price Rate”) less the Transfer Price for all Product sold by Kissei or on behalf of Kissei or its Affiliates or Sublicensees during the Commercialization Term (“True Up Transfer Price”).  The Transfer Price amount shall be paid within ** after the ** in which Kissei receives Rigel’s invoice for such Units Provided. The True Up Transfer Price amount shall be calculated and paid in accordance with Section 8.4.2 below.
Annual Net Sales of all Products **	Transfer Price Rate
Portion less than or equal to $**	**%
Portion greater than $** and less than or equal to $**	**%
Portion greater than $**	**%
Annual Net Sales of all Products in **	Transfer Price Rate
Regardless of the sales scale	**%

(b)Notwithstanding the foregoing, on a country-by-country or region-by-region basis, if ** a unit of the Product exceeds an amount equal to ** for such Units Provided in such country or region (the “Base Percent”), the Transfer Price Rate set forth in Section 8.4.1(a) for such Units Provided in such country or region shall be adjusted accordingly: for ** the Base Percent, the Transfer Price Rate set forth in Section 8.4.1(a) shall be increased by **, provided, however, that in no event shall the Transfer Price Rate exceed **.
(i)By way of one example only, ** for the Product equals ** of the Net Sales for such Product **, the Transfer Price Rate for such Product in such country shall be equal to ** for portions of Net Sales less than or equal to ** for portions of Net Sales greater than **, but less than **, and ** for portions of Net Sales greater than **.
(ii)By way of another example only, if ** for the Product equals ** of the Net Sales for such Product **, the Transfer Price Rate for such Product ** shall be equal to **regardless of the sales scale.
(c)The Transfer Price Rate in this Section 8.4.1 shall apply to the units of the Products sold for the period during which such Transfer Price Rate(s) applies.  If the Transfer Price for the Product ** for such Product falls below an amount equal to ** for such Product, the Parties shall discuss in good faith a modification in the Transfer Price Rate(s) for such Product **.
8.4.2True Up Transfer Price Payments During the Commercialization Term.
(a)ANS Calculation.  Within ** after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing an estimate of the average per unit Net Sales for the Product in such Calendar Quarter, and within ** after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing the actual average per unit Net Sales for the Product in such Calendar Quarter (the “ANS”) **. For ** (i) Kissei shall provide an estimate of ANS within ** after the end of each Calendar Quarter, and (ii) Kissei shall use Commercially Reasonable Effort to calculate and report to Rigel in writing the ANS  in such Calendar Quarter within ** after the end of each Calendar Quarter but in no event later than ** after the end of each Calendar Quarter. The ANS shall be calculated by dividing the Net Sales for such Calendar Quarter in a country by the number of units of the Product sold by Kissei that constitutes the Net Sales for such period in such country.
(b)True Up Calculation for Units Sold.  Within ** after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing the estimated number of units sold of Units Provided, and within ** after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing the actual number of units sold of Units Provided in such Calendar Quarter (the “Units Sold”) **. For ** (i) Kissei shall provide an estimate of Units Sold within ** after the end of each Calendar Quarter, and (ii) Kissei shall use Commercially Reasonable Effort to calculate and report to Rigel in writing the Units Sold  within ** after the end of each Calendar Quarter but in no event later than ** after the end of each Calendar Quarter. The true up calculation for Units Sold (the "True Up on Units Sold") shall be as follows: the ANS multiplied by the Transfer Price Rate less the **, which will all be multiplied by the Units Sold [((ANS) x (Transfer Price Rate) – (**)) x (Units Sold) = True Up on Units Sold]. For clarity, the ** is calculated by **.
(c)True Up Calculation for Units Lost.  Within **after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing the estimated number of units of Units Provided not sold, and within ** after the end of each Calendar Quarter, Kissei shall calculate and report to Rigel in writing the actual number of units of Units Provided not sold due to an identified loss in such Calendar Quarter (the “Units Lost”) **. For ** (i) Kissei shall provide an estimate of Units Lost within ** after the end of each Calendar Quarter, and (ii) Kissei shall use Commercially Reasonable Effort to calculate and report to Rigel in writing the Units Lost within ** after the end of each Calendar Quarter but in no event later than ** after the end of each Calendar Quarter. The true up calculation for Units Lost (the "True Up on Units Lost") shall be as follows: [(the number of Units Lost) x (Transfer Price Per Unit - Cost of Goods Per Unit) = True Up on Units Lost]. The Parties agree that the units of Product with ** shall constitute Units Lost **.
(d)True Up Transfer Price Payment.  The True Up Transfer Price payment amount will be calculated by [(True Up on Units Sold) – (True Up on Units Lost) = True Up Transfer Price payment]. If the amount of the True Up Transfer Price is a positive value, then Kissei will pay Rigel such amount within ** after Kissei receives Rigel’s invoice. If the amount of the True Up Transfer Price is a negative value, then Rigel will credit Kissei such amount against future payments hereunder.
(e)Related Reporting.  In connection with the foregoing subsections (b) and (c), within ** after the end of each Calendar Quarter, Kissei shall provide Rigel with a report that details the lot number of Units Sold and Units Lost **.  Kissei also shall use Commercially Reasonable Effort to provide Rigel with a report that details the lot number of Units Sold and Units Lost ** within **after the end of each Calendar Quarter but in no event later than **. Additionally, Kissei shall promptly provide Rigel with any other reports or information reasonably requested by Rigel.

8.4.3Transfer Price Adjustments.
(a)If one or more Generic Products to a Product is sold in any country in the Kissei Territory for such Product in such country, and such Generic Products ** during such Calendar Quarter, the Transfer Price Rates provided in Section 8.4.1 for such Product shall be reduced in such country by ** for such Calendar Quarter.
(b)If it is necessary for Kissei to obtain a license from a Third Party under any Patent in a particular country in the Kissei Territory in order to sell a Product in such country and Kissei obtains such a license, Kissei may deduct from the Transfer Price that would otherwise have been due pursuant to Section 8.4.1 with respect to Net Sales of such Product in such country in a particular Calendar Quarter an amount equal ** paid by Kissei to such Third Party pursuant to such license on account of the sale of such Product in such country during such Calendar Quarter.  For clarity, **.
(c)Notwithstanding the foregoing, during any Calendar Quarter in the Commercialization Term for a Product in a country, the operation of subsection (a) and (b) above, individually or in combination, shall not reduce by more than ** the Transfer Price that would otherwise have been due under Section 8.4.1 with respect to Net Sales of such Product in such country during such Calendar Quarter.  Kissei shall not be permitted to carry forward to subsequent Calendar Quarters any amounts it was not able to credit as a result of this subsection (c).
8.4.4Transfer Price During the Extended Commercialization Term.  In consideration for the Product provided by Rigel to Kissei for Commercial use, Kissei shall pay to Rigel a Transfer Price equal to ** for such Product ** for all the Product manufactured for sale by or on behalf of Kissei or its Affiliates or Sublicensees during the Extended Commercialization Term.  For clarity, Kissei shall have the right to obtain other source(s) of supply for Olutasidenib and the Product and to conclude a contract with Rigel’s manufacturers directly after the Commercialization Term.

8.4.5Transfer Price Payments During the Extended Commercialization Term.  The Transfer Price payable by Kissei to Rigel for each unit of the Product delivered to Kissei during the Extended Commercialization Term under Section 8.4.4 shall be due within ** after Kissei’s receipt from Rigel of an invoice for such Product.  For clarity, such payments shall not be subject to any offsets or reductions whatsoever, including those set forth in Section 8.4.3.
8.5Korea and Taiwan Milestone Payments.
8.5.1Development Milestone Payments. If Kissei intends on Developing Product in either of Taiwan or Korea (such country or region, a “Development Activities Country”) by or on behalf of Kissei or its Affiliates, Kissei shall deliver written notice of such anticipated Development activities prior to undertaking such Development activities in such country (such notice, the “Development Activities Notice”). Kissei shall not have the right to undertake any Development activities for the Product prior to delivering a Development Activities Notice to Rigel.  For a period of ** following delivery of such Development Activities Notice (such time period, the “Development Milestone Negotiation Period”), the Parties shall negotiate in good faith Development milestone events and Development milestone payments (such payments, “Additional Development Milestone Payments”) that would be payable to Rigel with respect to such Development activities in such Development Activities Country. If the Parties do not agree upon the Additional Development Milestone Payments for the applicable Development Activities Country prior to the expiration of the applicable Development Milestone Negotiation Period, then Kissei shall not undertake any Development activities for the Product in the Development Activities Country. For the avoidance of doubt, in case that Kissei’s Sublicensee undertake the Development activities in the Development Activities Country, the provision of Section 8.6 shall apply instead of this Section 8.5.1.
8.5.2Commercial Milestone Payments. If Kissei intends on Commercializing Product in either of Taiwan or Korea (such country or region, the “Commercial Activities Country”) by or on behalf of Kissei or its Affiliates, Kissei shall deliver written notice of such anticipated Commercialization activities prior to undertaking such Commercialization activities in such country (such notice, the “Commercial Activities Notice”).  Kissei shall not have the right to undertake any Commercialization activities for the Product prior to delivering a Commercial Activities Notice to Rigel.  For a period of ** following delivery of such Commercial Activities Notice (such time period, the “Commercial Milestone Negotiation Period”), the Parties shall negotiate in good faith Commercialization milestone events and Commercialization milestone payments (such payments, “Additional Commercial Milestone Payments”) that would be payable to Rigel with respect to such Commercialization activities in such Commercial Activities Country. If the Parties do not agree upon the Additional Commercial Milestone Payments for the applicable Commercial Activities Country prior to the expiration of the applicable Commercial Milestone Negotiation Period, then Kissei shall not undertake any Commercial activities for the Product in the Commercial Activities Country. For the avoidance of doubt, in case that Kissei’s Sublicensee undertake the Commercial activities in the Commercial Activities Country, the provision of Section 8.6 shall apply instead of this Section 8.5.2.
8.6Sublicense Revenue. With respect to a Sublicense to a Sublicensee that is not an Affiliate of Kissei, Kissei shall pay or transfer to Rigel (A) ** of Sublicense Revenue that consists of ** of Kissei or its Affiliates **, (B) ** Sublicense Revenue **.  **.
8.7Reports; Payments.  All Transfer Price payments due under Section 8 shall be accompanied by an accurate report setting forth, on a country-by-country basis, Net Sales of the Products by Kissei and its Affiliates and Sublicensees in the Kissei Territory in sufficient detail to permit confirmation of the accuracy of the Transfer Price payment made, including, for each country, the number of the Products sold, the gross sales and Net Sales of the Products, the type and amount of permitted deductions from gross sales to determine such Net Sales, the Transfer Price payable, the Sublicense Revenue received and the Sublicense Revenue payable, the calculation methods, the exchange rates used, any adjustments to the Transfer Price Rate in accordance with Section 8.4.3, and whether any Net Sales milestone under Section 8.3 has been achieved.  Prior to the First Commercial Sale of the Product in the Kissei Territory, the Parties will agree on the form of such report.
8.8Records; Audit.  Each Party shall maintain complete and accurate records in sufficient detail in relation to this Agreement to permit the other Party to confirm the accuracy of the amount of the Cost of Goods to be reimbursed or shared, achievement of Net Sales milestones, and the amount of milestone payments, Transfer Price, Sublicense Revenue and other payments payable under this Agreement.  Each Party will keep such books and records for at least ** following the Calendar Year to which they pertain.  Upon reasonable prior notice, such records shall be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”) selected by the auditing Party and reasonably acceptable to the audited Party for the sole purpose of verifying for the auditing Party the accuracy of the financial reports furnished by the audited Party pursuant to this Agreement or of any payments made, or required to be made, by or to the audited Party pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits may occur no more often than ** each Calendar Year and not more frequently than ** with respect to records covering any specific period of time.  Each Party shall only be entitled to audit the books and records from the ** prior to the Calendar Year in which the audit request is made.  Such auditor shall not disclose the audited Party’s Confidential Information to the auditing Party, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by the audited Party or the amount of payments to or by the audited Party under this Agreement.  In the event that the final result of the inspection reveals an undisputed underpayment or overpayment, the underpaid or overpaid amount shall be settled within ** after the Auditor’s report.  The auditing Party shall bear the full cost of such audit unless such audit reveals an overpayment to, or an underpayment by, the audited Party that resulted from a discrepancy in the financial report provided by the audited Party for the audited period, which underpayment or overpayment was more than ** of the amount set forth in such report, in which case the audited Party shall reimburse the auditing Party for the costs for such audit.
8.9Exchange Rate; Manner and Place of Payment.  All references to dollars and “$” herein shall refer to U.S. dollars.  All payments hereunder shall be payable in U.S. dollars.  When conversion of Net Sales from any currency other than U.S. dollars is required, such conversion shall be at the exchange rate equal to the conversion rate for the U.S. dollar for the currency of the country in which the applicable Net Sales were made as published by **.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Rigel, unless otherwise specified in writing by Rigel.
8.10Late Payments.  In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due **; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.
8.11Blocked Payments.  If, by reason of Laws in any jurisdiction in the Kissei Territory, it becomes impossible or illegal for Kissei to transfer milestone payments, royalties or other payments under this Agreement to Rigel, Kissei shall promptly notify Rigel.  During any such period described above, Kissei shall deposit such payments in local currency in the relevant jurisdiction to the credit of Rigel in a recognized banking institution designated by Rigel or, if none is designated by Rigel within a period of **, in a recognized banking institution selected by Kissei and identified in a written notice given to Rigel.
8.12Taxes.
8.12.1Taxes on Income.  Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.
8.12.2Tax Cooperation.  The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce tax withholding or similar obligations in respect of the milestone payments, Transfer Price payments, and other payments made by Kissei to Rigel under this Agreement.  To the extent that Kissei is required by Applicable Laws to deduct and withhold taxes on any payment to Rigel, Kissei shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Rigel an official tax certificate or other evidence of such payment sufficient to enable Rigel to claim such payment of taxes.  Rigel shall provide Kissei any tax forms that may be reasonably necessary in order for Kissei to not withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Rigel shall use reasonable efforts to provide any such tax forms to Kissei in advance of the due date.  Kissei shall provide Rigel with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Rigel.  Kissei shall have the right to deduct any such tax, levy, or charge actually paid from payment due to Rigel.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

8.12.3Taxes Resulting from Kissei’s Action.  If a Party takes any action of its own discretion (not required by a Regulatory Authority), including any assignment, sublicense, change of place of incorporation, or failure to comply with Applicable Laws or filing or record retention requirements, which results in a withholding or deduction obligation (“Withholding Tax Action”), then such Party shall pay the sum associated with such Withholding Tax Action.  For clarity, if Kissei undertakes a Withholding Tax Action, then the sum payable by Kissei (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Rigel receives a sum equal to the sum which it would have received had no such Withholding Tax Action occurred.  Otherwise, the sum payable by Kissei (in respect of which such deduction or withholding is required to be made) shall be made to Rigel after deduction of the amount required to be so withheld or deducted.  If a change in Applicable Laws results in a withholding or deduction obligation absent either Party taking a Withholding Tax Action, then the amount of such withholding or deduction obligation shall be paid by Kissei to the applicable Governmental Authority on behalf of Rigel, provided that Kissei shall use reasonable efforts to assist Rigel in minimizing or recovering such withholding or deduction obligation.  The Parties shall use commercially reasonable efforts to invoke the application of any applicable bilateral income tax treaty that would reduce or eliminate otherwise applicable taxes with respect to payments payable pursuant to this Agreement.
8.13Payment of Back Royalties.  If Kissei would owe a royalty payment to Rigel under this Section 8.13 but for a decision by a court or other governmental agency of competent jurisdiction holding a patent claim unenforceable, unpatentable or invalid and if such decision is later vacated or reversed by a final nonappealable decision by a court or other governmental agency of competent jurisdiction such that such claim qualifies as a Valid Claim that Covers the Product in the Kissei Territory, Rigel may invoice Kissei for such unpaid royalty payments after such decision is vacated or reversed and Kissei shall make any such unpaid royalty payments to Rigel within ** after receipt of such invoice, provided Kissei shall have the right to deduct any and all costs and expenses incurred by Kissei in connection with defending such Valid Claim.
9.	INTELLECTUAL PROPERTY
9.1Ownership.
9.1.1Data.  All Data generated in connection with any Development or Commercialization activities with respect to any Product conducted solely by or on behalf of Rigel and its Affiliates and licensees (other than Kissei) (the “Rigel Data”) shall be the sole and exclusive property of Rigel or its Affiliates or licensees, as applicable.  All Data generated in connection with any Development or Commercial activities with respect to any Product conducted solely by or on behalf of Kissei or its Affiliates or Sublicensees (the “Kissei Data”) shall be the sole and exclusive property of Kissei or of its Affiliates or Sublicensees, as applicable. For clarity, each Party shall have access and right to use and reference the other Party’s Data as and to the extent set forth in this Agreement.
9.1.2Inventions.  Inventorship of any Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.  The Parties will work together to resolve any issues regarding inventorship or ownership of Inventions.  Ownership of Inventions will be allocated as follows:
(a)Subject to Section 9.1.2(b), (i) each Party shall solely own any Inventions made solely by its and its Affiliates’ employees, agents, or independent contractors, and (ii) the Parties shall jointly own any Inventions that are made jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates (“Joint Inventions”), in each case of (i) and (ii) solely to the extent such Inventions are not Compound Inventions.  All Patents claiming, disclosing or covering Joint Inventions, solely to the extent such Patent are not Compound Patents, shall be referred to herein as “Joint Patents”.  Except to the extent either Party is restricted by the licenses granted to the other Party under this Agreement, each Party shall be entitled to practice, license, assign, and otherwise exploit its interest under the Joint Inventions and Joint Patents without the duty of accounting or seeking consent from the other Party.
(b)Rigel shall solely own (i) any Inventions  that relate to (a) Olutasidenib or its composition, manufacture, derivatives or its use, including diagnostic inventions, or (b) any improvement of any such composition, manufacture, or use of Olutasidenib, including in combination with other agents or components, regardless whether such Inventions are made solely by one Party and its Affiliates’ employees, agents, or independent contractors, or jointly by employees, agents, or independent contractors of one Party and its Affiliates together with employees, agents, or independent contractors of the other Party and its Affiliates (“Compound Inventions”), and (ii) all intellectual property rights in the Compound Inventions, including all Patents claiming, disclosing or covering

Compound Inventions (“Compound Patents”).  To the extent that any Compound Invention is made by Kissei and its Affiliates’ employees, agents, or independent contractors, whether solely or jointly with Rigel and its Affiliates’ employees, agents, or independent contractors, such Compound Invention shall be included in the license granted to Kissei by Rigel under Section 2.1, provided, however, that, in such cases it shall be excluded the Valid Claim, without additional consideration.  Without any additional consideration, Kissei agrees to assign and hereby assigns to Rigel its rights, title, and interest in and to all Compound Inventions and Compound Patents.
9.2Patent Prosecution and Maintenance.
9.2.1Rigel Patents.
(a)Subject to this Section 9.2.1, Rigel shall have the sole right and obligation (subject to Section 9.2.1(b)) to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, inter partes review, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) of the Rigel Patents and Joint Patents worldwide, ** and using counsel of its own choice.  Rigel shall keep Kissei informed of material progress with regard to the preparation, filing, prosecution, and maintenance of the Rigel Patents in the Kissei Territory, sufficiently in advance for Kissei to be able to review any material documents, including content, timing, and jurisdiction of the filing of such Rigel Patents in the Kissei Territory, and Rigel shall consult with, and consider in good faith the requests and suggestions of, Kissei with respect to strategies for filing, prosecuting, and defending, if any, the Rigel Patents in the Kissei Territory.
(b)In the event that Rigel desires to abandon or cease prosecution or maintenance of any Rigel Patent or Joint Patent in any country in the Kissei Territory, Rigel shall provide reasonable prior written notice to Kissei of such intention to abandon (which notice shall, to the extent possible, be given no later than ** prior to the next deadline for any action that must be taken with respect to any such Rigel Patent or Joint Patent in the relevant patent office).  In such case, upon Kissei’s written election provided no later than ** after such notice from Rigel, Kissei shall have the right to assume prosecution and maintenance of such Rigel Patent or Joint Patent at Kissei’s expense, and any claim included in such Rigel Patent or Joint Patent shall cease to be a Valid Claim under this Agreement.  If Kissei does not provide such election within ** after such notice from Rigel, Rigel may, in its sole discretion, continue prosecution and maintenance of such Rigel Patent or Joint Patent or discontinue prosecution and maintenance of such Rigel Patent or Joint Patent.
(c)Rigel shall update Schedule 10.3.1 on ** basis during the Commercialization Term.  Notwithstanding the foregoing, solely with respect to ** during the Term, Kissei shall have the right to ** the update **.  If Rigel ** but shall also ** under this Agreement, provided that, for clarity, in the event ** under this Agreement. If Rigel disagrees with Kissei **, such disagreement shall be subject to the dispute resolution process set forth in Article 14.
9.2.2Kissei Patents.
(a)Subject to this Section 9.2.2, Kissei shall have the first right, but not the obligation, to control the preparation, filing, prosecution and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings, and defense of validity or enforceability challenges) of all Kissei Patents worldwide, ** by counsel of its own choice in the Kissei Territory and by counsel mutually agreed to by the Parties in the Rigel Territory.  Kissei shall keep Rigel informed of the status of filing, prosecution, maintenance, and defense, if any, of the Kissei Patents, and, ** Patents claiming or covering a Compound Invention, Kissei shall consult with, and consider in full good faith the requests and suggestions of Rigel with respect to strategies for filing, prosecuting, and defending such Kissei Patents.
(b)In the event that Kissei desires to abandon or cease prosecution or maintenance of any Kissei Patent, Kissei shall provide reasonable prior written notice to Rigel of such intention to abandon (which notice shall, to the extent possible, be given no later than ** prior to the next deadline for any action that must be taken with respect to any such Kissei Patent in the relevant patent office).  In such case, upon Rigel’s written election provided no later than ** after such notice from Kissei, Rigel shall have the right to assume prosecution and maintenance of such Kissei Patent at Rigel’s expense and Kissei shall assign to Rigel all of its rights, title, and interest in and to such Kissei Patent.  If Rigel does not provide such election within ** after such notice from Kissei, Kissei may, in its sole discretion, continue prosecution and maintenance of such Kissei Patent or discontinue prosecution and maintenance of such Kissei Patent.
9.2.3Cooperation.  Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under Section 9.2 and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents, **.  Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by Section 9.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents.
9.3Patent Enforcement.
9.3.1Notice.  Each Party shall notify the other within ** of becoming aware of any alleged or threatened infringement by a Third Party of any of the Rigel Patents and Joint Patents in the Kissei Territory, which infringement adversely affects or is reasonably expected to adversely affect any Product, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any of the Rigel Patents or Joint Patents (collectively, “Product Infringement”).
9.3.2Enforcement Right.  Rigel shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.  If Rigel (i) decides not to bring such legal action against a Product Infringement (the decision of which Rigel shall inform Kissei promptly) or (ii) Rigel otherwise fails to bring such legal action against a Product Infringement within ** of first becoming aware of such Product Infringement, Kissei shall have the right to bring and control any legal action in connection with such Product Infringement at its own responsibility and expense and in consultation with Rigel.
9.3.3Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.
9.3.4Expense and Recovery.
(a)Except as set forth in subsection 9.3.4(b) below, the enforcing Party shall be solely responsible for any cost and expenses incurred by such Party as a result of such enforcement action.  If such Party recovers monetary damages in such enforcement action, such recovery shall be allocated **.
(b)Notwithstanding the foregoing, if ** is the enforcing Party against a Product Infringement in the Kissei Territory, ** shall have the option to share ** the cost and expense incurred by ** in such enforcement action, which option ** may exercise by providing written notice to ** within ** after receiving a notice from ** that it has determined to bring such action.  If ** exercises such option, then (1) ** shall reimburse ** for ** of all costs and expenses incurred by ** in such enforcement action, within ** from the date of invoice for such costs and expenses provided by **; and (2) if ** recovers any monetary damages in such enforcement action, such recovery shall be allocated **.
9.3.5Other Infringement.  Except for Product Infringement as set forth above, each Party shall have the exclusive right to enforce its own Patent against any infringement anywhere in the world.  For clarity, Rigel shall have the exclusive right to enforce (i) the Rigel Patents against any infringement in the Kissei Territory that is not a Product Infringement, and (ii) the Rigel Patents and Joint Patents against any infringement in the Rigel Territory, in each case at its own expense as it reasonably determines appropriate.  The Parties shall discuss global enforcement strategy for the Rigel Patents and Kissei Patents, including the defense of validity and enforceability challenges arising from any enforcement action.
9.3.6Infringement of Third Party Rights.  If any Product used or sold by Kissei, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any intellectual property rights in a jurisdiction within the Kissei Territory, Kissei shall promptly notify Rigel and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Absent any agreement to the contrary, and subject to claims for indemnification under Article 11, each Party may defend itself from any such Third Party claim at its own cost and expense, provided, however, that the provisions of Section 9.3 shall govern the right of Kissei to assert a counterclaim of infringement of any Rigel Patents.
9.4Patents Licensed From Third Parties.  Each Party’s rights under this Article 9 with respect to the prosecution and enforcement of any Rigel Patent, Kissei Patent and Joint Patent shall be subject to the rights (a) retained by any upstream licensor to prosecute and enforce such Patent, if such Patent is subject to an upstream license agreement; and (b) granted to any Third Party prior to such Patent becoming subject to the license grant under this Agreement.
9.5Trademarks.
9.5.1Product Trademarks.  Subject to 9.5.3, each Party shall develop and adopt trademarks, including trade names, trade dresses, branding, and logos, to be used for the Products (the “Product Marks”) in its own territory **; provided, however, that the Parties shall collaborate to have a global, worldwide trademark to be used on the Product where possible and in such cases Rigel shall own such global Product Mark, subject to the license granted to Kissei in Section 9.5.2.  For clarity, Kissei may develop a trademark for its Commercialization of the Product in the Kissei Territory, which trademark is the notation of each national language in each country of the Kissei Territory parallel to Rigel’s global, worldwide trademark in the Kissei Territory (the “Kissei Product Mark”), and Kissei shall own such Kissei Product Mark. Each Party shall own all Product Marks developed by such Party.  Each Party shall be responsible for the registration, maintenance, defense, and enforcement of the Product Marks ** using counsel of its own choice in its respective territory.  Kissei shall keep Rigel informed of material progress with regard to the registration, prosecution, maintenance, and defense, if any, of any Product Marks in the Kissei Territory, including content, timing, and jurisdiction of the filing of such Product Marks in the Kissei Territory.
9.5.2Trademark License.  Kissei has the option to use the Product Marks to Commercialize the Product in the Kissei Territory.  In addition, unless prohibited by Applicable Laws, Kissei shall use Commercially Reasonable Effort to include Rigel’s corporate trademark on the packaging and product information of the Products sold in the Kissei Territory to indicate that the Product is licensed from Rigel.  Rigel hereby grants to Kissei a limited, royalty-free license to use Rigel’s corporate trademark and Rigel Product Marks solely in connection with the Commercialization of the Product in the Kissei Territory under this Agreement.  All use of the Product Marks and Rigel’s corporate trademark shall comply with Applicable Laws and shall be subject to Rigel’s prior review and written approval, provided that such Rigel’s approval shall not be unreasonably withheld and delayed, and all goodwill in the Product Marks and Rigel’s corporate trademark will inure to the benefit of Rigel.  For clarity, Kissei shall also include its (or its Affiliate’s or Sublicensee’s, as applicable) corporate logo in the Product sold in the Kissei Territory and all goodwill in the Kissei Product Marks and Kissei’s corporate trademark will inure to the benefit of Kissei.
9.5.3Global Strategy.  Where Rigel reasonably believes in good faith that a Product Mark developed by Kissei is not appropriate and conflicts with Rigel’s global strategy for the Product, the Parties shall use reasonable commercial efforts to agree on an alternative Product Mark.
10.	REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1Mutual Representations and Warranties.  Each Party represents and warrants to the other that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.
10.2Covenants.
10.2.1Conflicting Agreements.  Neither Party shall enter into any agreement with any Third Party that would conflict with, limit or restrict such Party’s ability to comply with this Agreement.
10.2.2Employees, Consultants, and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, in the case of contractor, if the contracting Party is unable to obtain an assignment from such contractor despite good faith negotiation, to grant a license under) Inventions in a manner consistent with the provisions of this Agreement.
10.2.3Debarment.  Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or jurisdiction other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.
10.2.4Compliance. Each Party covenants as follows:
(a)In the performance of its obligations under this Agreement, each Party shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.
(b)Each Party and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, each Party (and each Party represents and warrants that as of the Effective Date, such Party, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of such Party’s obligations under this Agreement, and such Party covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).
(c)Each Party and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not violate or cause the violation of the FCPA, Export Control Laws, or any other Applicable Laws, or otherwise cause any reputational harm to the other Party.
(d)Each Party shall immediately notify the other Party if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the Development, manufacture, or Commercialization of any Product.
(e)Each Party will have the right, upon reasonable prior written notice and during the other Party’s regular business hours, to conduct at its own cost and expenses inspections of and to audit the other

Party’s books and records in the event of a suspected violation or to ensure compliance with the representations, warranties, and covenants of this Section 10.2.4; provided, however, that in the absence of good cause for such inspections and audits, each Party exercise this right no more than annually.
(f)In the event that one Party has violated or been suspected of violating any of the representations, warranties, or covenants in this Section 10.2.4, such  Party will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that it will provide on anti-corruption law compliance or other relevant compliance.
(g)Each Party shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that the other Party or its Affiliates or Sublicensees, in connection with the performance of such other Party’s obligations under this Agreement, has engaged in chronic or material violations of the FCPA.
10.3Additional Rigel Representations, Warranties, and Covenants.  Rigel represents, warrants, and covenants, as applicable, to Kissei that, as of the Effective Date:
10.3.1Schedule 10.3.1 lists all Patents Controlled by Rigel in the Kissei Territory as of the Effective Date that claim the composition of matter of Olutasidenib and all inventors of Inventions claimed in the Patents listed on Schedule 10.3.1 have assigned their entire right, title, and interest in and to such inventions to Rigel or its applicable licensor and the inventors listed are correct and there are no claims or assertions in writing received by Rigel or Forma disputing the inventorship of such Patent or alleging that additional or alternative Inventors ought to be listed;
10.3.2Rigel has the right to grant all rights and licenses it purports to grant to Kissei with respect to the Rigel Technology under this Agreement;
10.3.3Rigel has not granted any liens or security interests on the Rigel Technology;
10.3.4to Rigel’s knowledge, Rigel has not received any written notice from a Third Party that the Development of any Product conducted by Rigel prior to the Effective Date has infringed any Patents of any Third Party;
10.3.5Rigel has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Rigel Technology that would conflict with the rights granted to Kissei hereunder;
10.3.6no claim or action has been brought, or, to Rigel’s knowledge, threatened in writing, by any Third Party alleging that the Rigel Patents are invalid or unenforceable, and no Rigel Patent is the subject of any interference, opposition, cancellation, or other protest proceeding;
10.3.7to Rigel’s knowledge, no Third Party is infringing or misappropriating or has materially infringed or misappropriated the Rigel Technology in the Kissei Territory;
10.3.8Rigel is not aware of any Third Party Patents that would be necessary for Kissei to Develop or Commercialize the Product in the Field in the Kissei Territory;
10.3.9to Rigel’s knowledge, it has disclosed to Kissei the clinical and non-clinical data in Rigel’s Control that is material to the evaluation of the safety, efficacy, and manufacturing process of the Product; and
10.3.10to Rigel’s knowledge, there are no issues or information, which to Rigel’s knowledge and reasonable opinion, are reasonably likely to have a material impact on the Development of the Product that have not been fully disclosed to Kissei in the course of Kissei’s due diligence.
10.4Additional Kissei Representations, Warranties, and Covenants.
10.4.1In connection with the performance of its obligations under this Agreement, Kissei shall comply and shall cause its and its Affiliates’ employees and contractors to comply with Kissei’s own anti-corruption and anti-bribery policy, a copy of which shall be provided to Rigel upon Rigel’s written request.
10.4.2Kissei represents, warrants, and covenants to Rigel that, as of the Effective Date, Kissei has not granted, and will not grant during the Term in the Rigel Territory or the Kissei Territory, any right to any Third Party under the Kissei Technology that would conflict with the rights granted to Rigel hereunder.  Kissei further represents, warrants, and covenants to Rigel that, as of the Effective Date, Kissei does not own or control any Kissei Patents.
10.5Warranty Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY WITH RESPECT TO ANY TECHNOLOGY, INTELLECTUAL PROPERTY RIGHTS, RIGEL TECHNOLOGY, Joint technology, RIGEL PRODUCT MARK, pRODUCT, PROGRAM, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF this AGREEMENT AND HEREBY DISCLAIMS ALL ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT the fda will approve the initial NDA, that THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF ANY LICENSED PRODUCT PURSUANT TO THis AGREEMENT SHALL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO ANY LICENSED PRODUCT SHALL BE ACHIEVED.  Without limiting the foregoing, (a) neither Party represents or warrants that any data obtained from conducting Clinical Studies in one country or jurisdiction will comply with the laws and regulations of any other country or jurisdiction, and (b) neither Party represents or warrants the success of any study or test conducted pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder.
11.	INDEMNIFICATION
11.1Indemnification by Rigel.  Rigel hereby agrees to defend, indemnify, and hold harmless Kissei and its Affiliates and their respective directors, officers, employees, and agents (each, a “Kissei Indemnitee”) from and against any and all liabilities, expenses, and losses including any product liability, personal injury, property damage, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Kissei Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of or result from: (a) the Development, use, Manufacture, handling, storage, Commercialization, or other disposition of Olutasidenib or any Product by Rigel or its Affiliates or licensees or the contractors of any of them (excluding any activities by or on behalf of Kissei or its Affiliates or Sublicensees), (b) the negligence or willful misconduct of any Rigel Indemnitee, or (c) the breach by Rigel of any warranty, representation, covenant, or agreement made by Rigel in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 11.2(a), (b), or (c) for which Kissei is obligated to indemnify any Rigel Indemnitee(s) under Section 11.2.
11.2Indemnification by Kissei.  Kissei hereby agrees to defend, indemnify, and hold harmless Rigel, its Affiliates, and licensees and their respective directors, officers, employees, and agents (each, a “Rigel Indemnitee”) from and against any and all Losses to which any Rigel Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development, use, handling, storage, Commercialization, or other disposition of Olutasidenib or any Product by Kissei or its Affiliates or Sublicensees or the contractor of any of them (excluding any activities by or on behalf of Rigel or its Affiliates or its licensor or other licensee than Kissei), (b) the negligence or willful misconduct of any Kissei Indemnitee, or (c) the breach by Kissei of any warranty, representation, covenant, or agreement made by Kissei in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities set forth in Section 11.1(a), (b), or (c) for which Rigel is obligated to indemnify any Kissei Indemnitee(s) under Section 11.1.
11.3Procedure.  A party that intends to claim indemnification under this Article 11 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action, or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof.  The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice.  The indemnity arrangement in this Article 11 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 11 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.
11.4Insurance.  Each Party, at its own expense, for a period until ** after expiration or termination of this Agreement, shall maintain commercial general liability insurance, including public and product liability and other appropriate insurance (e.g., contractual liability, bodily injury, property damage and personal injury coverage) (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term, at a minimum equivalent to ** for any one claim or in the aggregate.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder.  In the event of use by either Party of subcontractors, sublicensees, or any Third Party in the performance of such Party’s obligations under the Agreement, such Party shall ensure that its subcontractor, sublicensee, or Third Party has a proper and adequate general liability insurance to cover its risks with respect to the other Party for damages mentioned above.
11.5Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; provided, however, that this Section 11.5 shall not be construed to limit either Party’s indemnification obligations under this Article 11 or damages available as a result of A PARTY’s WILLFUL misconduct OR a breach of a Party’s EXCLUSIVITY obligations UNDER SECTION 2.9 OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 12.
12.	CONFIDENTIALITY
12.1Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for ** thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the disclosing Party, and both Parties shall keep confidential and, subject to the remainder of this Article 12, shall not publish or otherwise disclose the terms of this Agreement.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.
12.2Exceptions.  The obligations of confidentiality and restriction on use under Section 12.1 will not apply to any information that the receiving Party can prove by competent written evidence: (a) is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public; (b) is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors; (c) is disclosed to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto; or (d) is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party.
12.3Authorized Disclosure.
12.3.1Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:
(a)filing, prosecuting, or maintaining Patents as permitted by this Agreement;
(b)Regulatory Filings for Products that such Party has a license or right to Develop or Commercialize hereunder in a given country or jurisdiction;

(c)prosecuting or defending litigation as permitted by this Agreement;
(d)complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges; and
(e)disclosure to its and its Affiliates’ employees, consultants, contractors, agents, licensees and sublicensees, in each case on a need-to-know basis, in connection with the Development, manufacture, or Commercialization of Olutasidenib and Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, and in the case of Rigel, disclosure to its licensor Forma Therapeutics, Inc. (now Novo Nordisk) to the extent required to comply with the Rigel-Forma Agreement; and
(f)disclosure to actual and bona fide potential investors, acquirers, licensees, sublicensees and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent as those herein, provided that the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.
12.3.2Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.3.1(c) or 12.3.1(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 12.3.1(c) or 12.3.1(d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 12.  For clarity, Kissei shall not disclose the Confidential Information of Rigel to an Affiliate or any Third Party for use by such Affiliate or Third Party to Develop, Manufacture or Commercialize a Generic Product without prior written consent from Rigel, unless required by Applicable Laws.
12.3.3Each Party recognizes that the value to the other Party of the transactions under this Agreement depend, in part, on each Party protecting the secrecy of its Know-How. Therefore, without limiting any Party’s rights to license its Know-How, subject to the terms of this Agreement, in any way it chooses, each Party shall use Commercially Reasonable Efforts to protect the confidentiality of its Know-How as determined in such Party’s reasonable business judgment.
12.4Publications.
12.4.1Each Party may have the right to review and comment on any material proposed for disclosure or publication by the other Party (the “Publishing Party”) regarding results of and other information regarding the Publishing Party’s Development activities during the Term with respect to Olutasidenib and Product, whether by oral presentation, manuscript, or abstract (such materials, the “Publication Materials”), as follows:
(a)If Rigel undertakes Development activities in the Rigel Territory that result in Publication Materials, including with respect to any global Registrational Study, then Rigel shall have the sole right to disclose such Publication Materials and Kissei shall have no right to review such Publication Materials;
(b)If Kissei undertakes Development activities in the Kissei Territory that result in Publication Materials, then Kissei shall have the right to disclose such Publication Materials, subject to Rigel’s right to review such Publication Materials as set forth in Sections 12.4.2 and 12.4.3; and
(c)If Rigel and Kissei undertake joint Development activities anywhere in the world that result in Publication Materials, then Rigel shall have the right to disclose such Publication Materials, subject to Kissei’s right to review such Publication Materials as set forth in Sections 12.4.2 and 12.4.3, and Kissei would have the right to disclose such Publication Materials, subject to Rigel’s prior consent.
12.4.2Before any such Publication Material is submitted for publication, or presentation of any such Publication Material is made, the Publishing Party shall deliver a complete copy of the Publication Material proposed for disclosure to the other Party (the “Reviewing Party”) at least ** prior to submitting the Publication Material to a publisher or initiating any other disclosure, or as close to these time frames as reasonably possible.  The

Reviewing Party shall review any such Publication Material and give its comments to the Publishing Party within ** of the receipt of such Publication Material.  With respect to oral presentation materials and abstracts, the Reviewing Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the Publishing Party with comments, if any.  Subject to Section 12.4.3, following the expiration of the applicable time period for review, the Publishing Party shall be free to submit such proposed manuscript for publication or presentation materials for public disclosure, and does not need to follow this process for subsequent publications or presentations of the same data.
12.4.3If the Reviewing Party notifies the Publishing Party within the applicable time period set forth in subsection (a) above that such publication or presentation, in the Reviewing Party’s reasonable judgment:
(a)contains an invention for which the Reviewing Party desires to obtain patent protection, the Publishing Party shall delay such publication or presentation for a period of up to ** (or such other time period agreed by the Parties in writing) to permit the preparation and filing of a patent application for such invention, or
(b)contains any Confidential Information of the Reviewing Party, or could be expected to have an adverse effect on the commercial value of any Confidential Information disclosed by the Reviewing Party to the Publishing Party, the Parties shall attempt to agree on revisions to the applicable disclosure so as to preserve both the commercial value of such Confidential Information and the scientific merit of such disclosure, provided that if and to the extent the Parties are unable to agree, the Publishing Party shall delete such Confidential Information from the proposed publication or presentation.
12.5Publicity and Press Release; Public Disclosures.
12.5.1It is understood that each Party will issue a joint press release announcing this Agreement in a form agreed by the Parties, and subsequent press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of any subsequent press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay its input to such releases by more than **, and that either Party may issue such press releases or, subject to Section 16.5.2, make such disclosures to the SEC or other applicable agency as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 12.5.
12.5.2Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable.  The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by a Party with the SEC or other applicable agency or as otherwise required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.
12.6Prior Confidentiality Agreement.  As of the Effective Date, the terms of this Article 12 shall supersede any prior non-disclosure, secrecy, or confidentiality agreement between the Parties (or their Affiliates) relating to the subject of this Agreement, including the Confidentiality Agreement.  Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information under this Agreement.
12.7Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 12.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 12.
12.8Survival.  The provisions in this Article 12 shall survive the expiration or the termination of this Agreement for a period of ** thereafter.
13.	TERM AND TERMINATION

13.1Term. This Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Article 13 (the “Term”).
13.2Termination for Cause.
13.2.1Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within ** after notice of such breach from the non-breaching Party.
13.2.2Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within ** after the commencement thereof.
13.2.3Patent Challenge.  Rigel shall have the right to terminate this Agreement immediately in its entirety upon written notice to Kissei if Kissei or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Rigel Patent.
13.2.4Safety Reasons.  Either Party shall have the right to terminate or suspend its Development and/or Commercialization of the Product in its Territory upon written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of the Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize such Product.  Prior to any such termination, the terminating Party shall comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons. The terminating Party shall document the decisions of such committees or members of management and the basis therefor and shall make such minutes and documentation available to the other Party promptly upon written request.  In the event that Rigel terminates its Development or Commercialization of the Product according to this Section 13.2.4, and Kissei wishes to continue to Develop and/or Commercialize the Product in the Field in the Kissei Territory, Kissei shall notify Rigel in writing and any such continuation by Kissei shall occur only subject to an amendment to this Agreement to be negotiated between the Parties.
13.2.5Termination by Kissei for Other Causes.  Kissei shall have the right to terminate this Agreement in its entirety immediately by delivery of written notice due to (i) the PMDA’s recommendation prohibiting further Development of the Product **, (ii) PMDA’s recommendation to hold Companion Diagnostic Development indefinitely,  (iii) material breach by the CDx Company of its obligation to create or develop the Companion Diagnostic resulting in Kissei’s termination of the CDx Company Agreement as a result of such breach, (iv) the termination by the CDx Company of the CDx Company Agreement **, and (v) PMDA’s recommendation not to submit MAA for the Product.
13.3Termination without Cause.
13.3.1Prior to **.  After the **, Kissei shall have the right to terminate this Agreement in its entirety without cause upon ** prior written notice to Rigel.
13.3.2After **.  Following ** the Product in the Kissei Territory, Kissei shall have the right to terminate this Agreement in its entirety without cause upon ** prior written notice to Rigel.
13.3.3After the Commercialization Term.  Either Party shall have the right to terminate this Agreement, on a Product-by-Product and country-by-country basis, without cause upon ** prior written notice to the other Party so long as such termination becomes effective on or after the end of the Commercialization Term for such Product in such country.

13.4Effects of Termination.  If Kissei, its Affiliates and/or Sublicensees continues to Commercialize the Product after the termination of this Agreement pursuant to Section 13.3.3, Kissei’s obligations to pay Transfer Price under Section 8.4.4 and Section 8.4.5 shall survive such termination.  Upon the termination of this Agreement for any other reason, the following subsections 13.4.1-13.4.9 will apply.  For clarity, during the pendency of any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.
13.4.1Licenses.  All licenses granted by Rigel to Kissei will automatically terminate, including all sublicenses granted by Kissei to any Sublicensee.  Except in the event of termination by Kissei under Section 13.2.1 for material breach by Rigel, the licenses granted by Kissei to Rigel shall survive in perpetual and fully-paid-up basis following such termination and shall automatically become worldwide.
13.4.2Regulatory Materials; Data.  Within ** after the effective date of termination, Kissei shall transfer and assign to Rigel, ** all Regulatory Filings and Regulatory Approvals for the Product, Data from all preclinical, non-clinical, and Clinical Studies of the Product conducted by or on behalf of Kissei, its Affiliates, or Sublicensees, and all pharmacovigilance data (including all adverse event data) on the Product.  In addition, at Rigel’s reasonable request, Kissei shall provide Rigel with Commercially Reasonable assistance with any inquiries and correspondence with Regulatory Authorities regarding the Product in the Kissei Territory, such assistance shall be limited to a period of ** after such termination.
13.4.3Development Wind-Down.  Kissei shall either, as directed by Rigel, (i) wind-down any ongoing Development activities (including any Clinical Studies) of Kissei or its Affiliates and Sublicensees with respect to any Product in the Kissei Territory in an orderly fashion at Kissei’s cost or (ii) promptly transfer such Development activities to Rigel or its designee, ** in each case in compliance with all Applicable Laws.
13.4.4Cost of Ongoing Trials.  If there is any ongoing Clinical Study of the Product under the Development Plan for which the Parties are sharing costs, then Kissei shall continue to share the cost of such Clinical Study until **.  The remaining costs from ** until completion of such Clinical Study (or early termination of such Clinical Study by Rigel) shall be borne entirely by Rigel following **.
13.4.5Commercial Wind-Down.  The Parties agree that Kissei shall (i) continue certain ongoing Commercial activities of Kissei and its Affiliates and Sublicensees with respect to any Product in the Kissei Territory for a period of up to ** after the effective date of termination and (ii) handoff such Commercial activities to Rigel or its designee, on a timetable to be set by the Parties, not to exceed ** after the effective date of termination, and in compliance with all Applicable Laws.  During such commercial wind-down period, Kissei shall continue to book sales and pay the Transfer Price to Rigel in accordance with Section 8.4.  Except as necessary to conduct the foregoing activities as directed by Rigel, Kissei shall immediately discontinue its (and shall ensure that its Affiliates and Sublicensees immediately discontinue their) promotion, marketing, offering for sale, and servicing of the Product and its use of all Product Marks.  In addition, Kissei shall immediately deliver to Rigel ** all samples, demonstration equipment, sales materials, catalogs, and literature of Rigel in Kissei’s possession or control.
13.4.6Transition Assistance.  Kissei shall use Commercially Reasonable Efforts to seek an orderly transition of the Development and Commercialization of Olutasidenib and Products to Rigel or its designee.  Except in the event of termination by Kissei under Section 13.2.1, Kissei shall, ** provide reasonable consultation and assistance for a period of no more than ** after the effective date of termination for the purpose of transferring or transitioning to Rigel all Kissei Know-How not already in Rigel’s possession. At Rigel’s request, Kissei will transfer all then-existing commercial arrangements relating to the Product that Kissei is able, using Commercially Reasonable Efforts, to transfer or transition to Rigel or its designee, in each case, to the extent reasonably necessary for Rigel to continue the Development or Commercialization of Olutasidenib and Products in the Kissei Territory.  If any such contract between Kissei and a Third Party is not assignable to Rigel or its designee (whether by such contract’s terms or because such contract does not relate specifically to the Product) but is otherwise reasonably necessary for Rigel to continue the Development or Commercialization of Olutasidenib and Products in the Kissei Territory, or if Kissei is performing such work for Olutasidenib and Product itself (and thus there is no contract to assign), then Kissei shall reasonably cooperate with Rigel to negotiate for the continuation of such services for Rigel from such entity, or Kissei shall use Commercially Reasonable Efforts to continue to perform such work for Rigel, as applicable, for a reasonable period (not to exceed **) after the effective date of termination at Rigel’s cost until Rigel establishes an alternate, validated source of such services.

13.4.7Remaining Inventories.  Other than termination for safety reasons pursuant to Section 13.2.4, Kissei shall have the right to sell out the inventory of the Product held by Kissei as of the notice date of termination but such right shall expire on ** of the effective date of termination (as further described in Section 13.4.5), subject to Kissei’s payment obligations to Rigel under Article 8 with respect to such sales.
13.4.8Trademarks.  The Trademark license granted to Kissei under Section 9.5.2 shall terminate and Kissei shall cease immediately the use of all Rigel Product Marks.  Unless this Agreement is terminated pursuant to Section 13.3.3, Kissei shall transfer and assign to Rigel, ** all Kissei Product Marks.
13.4.9Non-Compete.  Following any termination of this Agreement by Rigel pursuant to Section 13.2 or by Kissei pursuant to Section 13.3, neither Kissei nor any of its Affiliates shall (directly or indirectly, either with or without a bona fide collaborator or any other Third Party) commercialize any Competing Product for a period of ** following the effective date of such termination.
13.5Confidential Information.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.  All Kissei Data and Regulatory Filings assigned to Rigel upon termination of this Agreement will be deemed Rigel’s Confidential Information and no longer Kissei’s Confidential Information.
13.6Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination.  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1 (Definitions), 8 (with respect to payment obligations accrued prior to such expiration or termination and/or during the Extended Commercialization Term), 9 (Intellectual Property), 10, (Representations, Warranties and Covenants), 11 (Indemnification), 13 (Term and Termination), 14 (Dispute Resolution), and 15 (General Provisions).
13.7Exercise of Right to Terminate.  All rights and obligations of a Party accrued prior to the effective date of a termination (including the rights to receive reimbursement for costs incurred prior to the effective date of such termination and payments accrued or due prior to the effective date of such termination) shall survive such termination.
13.8Rights in Bankruptcy.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws.  The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.
14.	DISPUTE RESOLUTION

14.1Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any such dispute if and when it arises.
14.2Executive Mediation.  The Parties shall attempt to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Executive Officers **.  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within ** after such notice, the Executive Officers ** shall meet for attempted resolution by good faith negotiations.  If the Executive Officers ** are unable to resolve such dispute within t** of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 14.3 below.
14.3Dispute Resolution.
14.3.1If the Parties are unable to resolve a Disputed Matter using the process described in Section 14.2, then a Party seeking further resolution of the Disputed Matter will submit the Disputed Matter to resolution by final and binding arbitration.  Whenever a Party decides to institute arbitration proceedings, it will give written notice to that effect to the other Party.  Arbitration will be held in ** and administered by the International Chamber of Commerce pursuant to its ICC International Arbitration Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 15.1.  The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, within ** after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within **, select a third (3rd) arbitrator as the chairperson of the arbitration panel.  Each arbitrator must have significant business or legal experience in the pharmaceutical business.  If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such ** period, the third (3rd) arbitrator will be appointed in accordance with Rules.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within ** of the final arbitration hearing.  No panel of arbitrators will have the power to award damages excluded pursuant to Section 11.5 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Decisions of the panel of arbitrators that conform to the terms of this Section 14.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction.  The losing Party, as determined by the panel of arbitrators, will pay all of the ICC administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the panel of arbitrators determines that there is no losing Party, the Parties will each bear one-half of those costs and fees and the arbitrators’ award will so provide.  Notwithstanding the foregoing, each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.
14.3.2Notwithstanding the terms of and procedures set forth in Section 14.2 or 14.3.1, any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions, or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 12) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in subsections (a) and (b) for hearing and resolution in and by any court of competent jurisdiction.  Alternatively, a party seeking Injunctive Relief may immediately institute arbitral proceedings without invocation or exhaustion of the procedures set forth in subsections (a) and (b), and any such Injunctive Relief proceedings will be administered by the ICC pursuant to its ICC emergency arbitration procedures then in effect and applying the substantive law specified in Section 15.1.  In either event, once the Injunctive Relief proceedings have been conducted and a decision is rendered thereon by the court or arbitral forum, the Parties shall, if the Disputed Matter is not finally resolved by the Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 14.2 and 14.3.1.
14.3.3Notwithstanding the foregoing, this Section 14.3 shall not apply to any dispute, controversy, or claim that concerns (i) the validity, enforceability, or infringement of a patent, trademark, or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory.  Disputes regarding the foregoing shall be brought in a court of competent jurisdiction in which such patent or trademark or copyright was granted or arose, or in which such law or regulation applies, in each case as applicable.
15.	GENERAL PROVISIONS
15.1Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, U.S., without reference to its conflicts of law principles.
15.2Entire Agreement; Modification.  This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.
15.3Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.
15.4Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.
15.5Assignment.  Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:
15.5.1in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to Olutasidenib and Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise, provided that in the event of any such transaction (whether this Agreement is actually assigned or is assumed by the acquiring Party by operation of law (e.g., in the context of a reverse triangular merger)), the intellectual property rights of the acquiring Party to such transaction (if other than one of the Parties to this Agreement) shall not be included in the technology licensed hereunder; or
15.5.2to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and provided further that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 15.5.  Any assignment not in accordance with this Section 15.5 shall be null and void. For clarity, neither Party’s rights and obligations under this Agreement shall be affected by the other Party’s assignment of this Agreement.

15.6Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.
15.7Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, (c) facsimile confirmed thereafter by any of the foregoing, or (d) email, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 15.7.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (i) the date of actual receipt, (ii) if air mailed, ** after the date of postmark, (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, or (iv) if sent by facsimile or email, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next Business Day.

If to Kissei, notices must be addressed to:

Kissei Pharmaceutical Co., Ltd

1-8-9 Nihonbashi-Muromachi,

Chuo-ku, Tokyo 103-0022 Japan

Attention: **

Facsimile: **Email: **

with a copy to

Kissei Pharmaceutical Co., Ltd.

19-48 Yoshino, Matsumoto-City

Nagano-prefecture, 399-8710 Japan

Attention: **

Facsimile: **

Email: **

If to Rigel, notices must be addressed to:

Rigel Pharmaceuticals, Inc.

611 Gateway Boulevard, Suite 900

South San Francisco, CA 94080

USA

Attention:  **

Email:  **

15.8Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement (other than failure to make payment when due) by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and uses reasonable efforts to overcome such event.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ** after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.
15.9Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.
15.10Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{Signature Page Follows}

IN WITNESS WHEREOF, the Parties hereto have caused this Collaboration and License Agreement to be executed and entered into by their duly authorized representatives as of the Effective Date.

Rigel Pharmaceuticals, Inc. By: /s/ Raul R. Rodriguez Name: Raul R. Rodriguez Title: President and CEO	Kissei Pharmaceutical Co. Ltd. By: /s/ Mutsuo Kanzawa Name: Mutsuo Kanzawa Title: Chairman and CEO

{Signature Page to Collaboration and License Agreement}

Schedule 10.3.1
Rigel Patents

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Schedule 1.134
Rigel Product Marks

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Schedule 4.3
Initial Development Plan and Budget

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